UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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WINNEBAGO INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Notice of Annual Meeting
of Shareholders
to be held December 12, 2017
To the Shareholders of Winnebago Industries, Inc.

The Annual Meeting of Shareholders of Winnebago Industries, Inc. will be held on Tuesday, December 12, 2017, at 4:00 p.m., Central Standard Time, in Winnebago Industries' South Office Complex Theater, 605 West Crystal Lake Road, Forest City, Iowa, for the following purposes:

1.	to elect two Class II directors to serve the remainder of three year terms and to elect two Class III directors to hold office for a three-year term;

2.	to provide advisory approval of executive compensation;

3.	to approve the employee stock purchase plan;

4.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the fiscal year ending August 25, 2018; and

5.	to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
The Board of Directors of the Company has fixed the close of business on October 17, 2017, as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and at any and all adjournments thereof.

By Order of the Board of Directors

/s/ Scott C. Folkers
Scott C. Folkers
Secretary
Forest City, Iowa
October 24, 2017

Your Vote Is Important
Whether or not you expect to attend the meeting in person, please vote via the Internet or telephone or request a paper proxy card to complete, sign and return by mail so that your shares may be voted. A prompt response is helpful and your cooperation is appreciated.

WINNEBAGO INDUSTRIES, INC.
605 West Crystal Lake Road - Forest City, Iowa 50436

FORWARD-LOOKING INFORMATION
Statements in this Proxy Statement not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance. These statements are intended to constitute “forward-looking” statements in connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Winnebago Industries, Inc., an Iowa corporation (the “Company,” “Winnebago Industries,” “we,” “us” and “our”), is providing this cautionary statement to disclose that there are important factors that could cause actual results to differ materially from those anticipated. Reference is made to our Annual Report on Form 10-K for the fiscal year ended August 26, 2017 (the “2017 Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”) for a list of such factors.

PROXY STATEMENT
This Proxy Statement is furnished in connection with the solicitation by our Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held in our South Office Complex Theater, 605 West Crystal Lake Road, Forest City, Iowa on December 12, 2017, at 4:00 p.m., Central Standard Time, and at any and all adjournments thereof (the “Annual Meeting” or the “Meeting”).
In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we are now furnishing proxy materials to our shareholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you specifically request a printed copy. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.
It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed to shareholders on or about October 24, 2017.
Only holders of Common Stock of record at the close of business on October 17, 2017 (the "Record Date") will be entitled to Notice of Internet Availability of Proxy Materials and to vote at the Annual Meeting. On the Record Date, we had outstanding 31,806,892 shares of Common Stock, par value $0.50 per share (“Common Stock”) that were eligible to vote. Each share of Common Stock entitles the holder to one vote upon each matter to be voted upon at the meeting. A majority of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum for the Annual Meeting.
If you have returned your properly signed proxy or attend the Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum.
If you hold shares in your own name, by submitting a proxy you may either vote for or withhold authority to vote for each nominee for the Board of Directors, you may vote in favor, against or abstain from the ratification of the appointment of independent registered public accountant, you may vote in favor, against or abstain from the approval on an advisory basis of the executive compensation disclosed in this Proxy Statement and you may vote in favor, against or abstain from the approval on the proposal to approve the employee stock purchase plan. If you sign and submit your proxy card without voting instructions, your shares will be voted in favor of each director and each other item considered for shareholder approval. If you hold shares through a broker, follow the voting instructions provided by your broker. If you want to vote in person, a legal proxy must be obtained from your broker and brought to the Meeting. The New York Stock Exchange (“NYSE”) permits brokers to vote their customers' shares on routine matters when the brokers have not received voting instructions from their customers. The ratification of the appointment of independent registered public accountant is an example of a routine matter on which brokers may vote in this way. Brokers may not vote their customers' shares on non-routine matters such as shareholder proposals unless they have received voting instructions from their customers. Under NYSE rules, brokers are also not permitted to exercise discretionary voting authority with respect to shares for which voting instructions have not been received, as such voting authority pertains to the election of directors (whether contested or uncontested) and to matters relating to executive compensation. As a result of the NYSE rules, unless they have received voting instructions from their customers, brokers may not vote their customers' shares on any other matters other than ratification of our independent registered public accountant.
Directors must be elected by a majority of the votes cast at the Meeting. Withheld votes and abstentions with respect to this Item will have the same effect as a vote against the matter. The ratification of the appointment of the independent registered public accountant and approval of the employee stock purchase plan requires the affirmative vote of a majority of those shares of Common Stock present in person or represented by proxy. Withheld votes and abstentions with respect to this Item will have the same effect as a vote against the matter.
In addition, while the Board of Directors intends to carefully consider the shareholder votes resulting from the proposal under Item (2): Proposal For an Advisory Vote on Executive Compensation (the "Say on Pay" Vote), the final vote of shareholders will not be binding on the Company, but will be advisory in nature.
We are not aware of any matters to be presented at the Annual Meeting other than the election of the four nominees described in this Proxy Statement, the advisory approval of executive compensation, the approval of the Employee Stock Purchase Plan, and the ratification of the appointment of independent registered public accountant. If any matters not described in this Proxy Statement are properly presented at the Meeting, the proxies will use their personal judgment to determine how to vote your shares. If the Meeting is adjourned, the proxies can vote your Common Stock on the new Meeting date as well, unless you have revoked your proxy instructions.
Before the Meeting, you can appoint a proxy to vote your shares of Common Stock by following the instructions as set forth in the Notice of Internet Availability of Proxy Materials. If, by request, you have received a printed copy of our proxy materials, you can appoint a proxy to vote your shares of Common Stock (i) by using the Internet (www.proxyvote.com), (ii) by calling the toll-free telephone number (1-800-690-6903) or (iii) you may indicate your vote by completing, signing and dating the proxy card where indicated and returning the card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. Eastern Standard Time on December 11, 2017.

If a proxy card is executed and returned, it may nevertheless be revoked at any time in accordance with the following instructions. A person may revoke a proxy electronically by entering a new vote via the Internet or by telephone or a proxy may be revoked by (i) giving written notice to the Secretary of the Company (the “Secretary”), (ii) subsequently granting a later-dated proxy, (iii) attending the Meeting and voting in person or (iv) executing a proxy designating another person to represent you at the Meeting and voting by your representative at the Meeting. Unless revoked, the shares represented by validly executed proxies will be voted at the Meeting in accordance with the instructions indicated thereon. To revoke a proxy by telephone or the Internet, you must do so by 12:00 p.m. Central Standard Time on December 11, 2017 (following the directions on the instructions as set forth in the Notice of Internet Availability of Proxy Materials or in the printed proxy materials received by request). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.
If no instructions are indicated on a proxy that is signed and received by us, it will be voted: (i) for the election of the four nominees for director named below (Item 1), (ii) for the advisory approval of executive compensation (Item 2), (iii) for the approval of the employee stock purchase plan, (iv) for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountant for Fiscal 2018 (Item 3), and (v) in the discretion of the named proxies upon such other matters as may properly come before the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
The following table contains information with respect to the ownership of the Common Stock by each person known to us who is the beneficial owner of more than 5% of the outstanding Common Stock. This information is based on ownership reported as of December 31, 2016 according to SEC filings of the listed beneficial owner unless more recent information was appropriate to be used.

Name and Address of Beneficial Owner	Shares of Common Stock Owned Beneficially		% of Common Stock(1)
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	3,216,305	(2)	10.2%
Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	2,280,276	(3)	7.2%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	1,579,882	(4)	5.0%

(1)	Based on 31,634,517 outstanding shares of Common Stock on October 17, 2017.

(2)	The number of shares listed for BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on April 10, 2017.

(3)	The number of shares listed for Royce & Associates is based on a Schedule 13G/A filed with the SEC on January 23, 2017.

(4)	The number of shares listed for Dimension Fund Advisors LP is based on a Schedule 13G filed with the SEC on February 9, 2017.

The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock, as defined in Rule 13(d)(3) under the Exchange Act, at October 17, 2017 for (i) each of our directors, (ii) each executive officer of the Company as of the end of Fiscal 2017 named in the summary compensation table below, (iii) all executive officers and directors as a group.

Name	Shares of Common Stock Owned Beneficially(1)(2)	Exercisable Stock Options	Winnebago Stock Units(2)	Total Shares of Common Stock Owned Beneficially(1)	% of Common Stock(3)
Christopher J. Braun	7,600	—	—	7,600	(5)
Robert M. Chiusano	22,560	—	23,374	45,934	(5)
Donald J. Clark (4)	764,246	—	—	764,246	2.4%
S. Scott Degnan	35,549	1,733	—	37,282	(5)
William C. Fisher	14,600	—	5,045	19,645	(5)
Michael J. Happe	21,682	7,766	—	29,448	(5)
Brian D. Hazelton	11,378	2,333	—	13,711	(5)
Bryan L. Hughes	10,000	—	—	10,000	(5)
David W. Miles	4,600	—	—	4,600	(5)
Richard D. Moss (4)	3,000	—	—	3,000	(5)
John M. Murabito (4)	1,700	—	—	1,700	(5)
Martha T. Rodamaker	14,100	—	10,067	24,167	(5)
Mark T. Schroepfer	32,100	—	2,549	34,649	(5)
Directors and executive officers as a group (18 persons)	1,009,014	16,264	41,035	1,066,313	3.4%

(1)	Includes shares held jointly with or by spouse and shares held as custodian, beneficial ownership of which is disclaimed.

(2)
Winnebago Stock Units held under our Directors' Deferred Compensation Plan as of October 17, 2017 (see further discussion of the plan in the Director Compensation section). These units are to be settled 100% in Common Stock upon the earliest of the following events: director's termination of service, death or disability or a "change in control" of the Company, as defined in the plan.

(3)
Based on 31,634,517 outstanding shares of Common Stock on October 17, 2017, together with 16,264 shares that directors and executive officers as a group have the right to acquire within 60 days of October 17, 2017 through the exercise of stock options, and shares representing the 41,035 Winnebago Stock Units held by directors under our Directors' Deferred Compensation Plan as of October 17, 2017.

(4)	Mr. Clark joined the Company in November 2016; Messrs. Moss and Murabito joined the Board in February 2017 and April 2017, respectively.

(5)	Less than 1%.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of the our Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from certain Reporting Persons that no Forms 5 were required for those persons, we believe that, during Fiscal 2017, all Reporting Persons complied with all applicable filing requirements.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND CORPORATE GOVERNANCE

Board Leadership Structure. Our By-Laws and Corporate Governance Policy delegate to the Board of Directors the right to exercise its discretion to either separate or combine the offices of Board Chair and Chief Executive Officer ("CEO"). This decision is based upon the Board's determination of what is in the best interests of Winnebago Industries and our shareholders, in light of then‑current and anticipated future circumstances and taking into consideration succession planning, skills and experience of the individual(s) filling those positions, and other relevant factors.

Randy Potts, our former Chair, CEO, and President, retired effective August 6, 2015. At that time, Lawrence A. Erickson, then Lead Director, was elected as the Chair. At the October 14, 2015, Board meeting, the Board determined that, in their judgment, the Chair and CEO role should be split, with the Chair being one of the independent directors and the CEO being a non-independent, employee director. The Board determined that this was the proper corporate governance practice for us at the time.

On June 14, 2016, the Board elected Mr. Chiusano, an independent director, as Chair and he continues to serve in that capacity.

The Board, as part of its continuing obligation to determine the appropriate role for the Chair, has concluded that at this time the Company should have an independent Chair. The Board concluded that this structure provides us with a strong governance and leadership structure that is designed to exercise independent oversight of our management ("Management") and key issues related to strategy and risk. In addition, only independent Directors serve on the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee of the Board, Non-Employee Directors regularly hold executive sessions of the Board outside the presence of the CEO or any other employee under the Corporate Governance Policy that requires the Board's independent Directors to hold executive sessions at least once each year; such executive sessions are led by the Chair; and we have established a Shareholder and Other Interested Party Communications Policy for all shareholders and other interested parties to communicate directly with the Board.

The Board recognizes that, depending on the specific characteristics and circumstances of the Company, other leadership structures might also be appropriate. The Company is committed to reviewing this determination on an annual basis.

Lead Director. At this time the Board has determined that the Chair be independent. However, the Board may in the future determine that the CEO could serve as Chair. If that were to occur, according to the Company's Corporate Governance Policy, when the Chair of the Board is also the CEO or an employee of the Company, the Non-Employee Directors shall select an independent director to preside or lead at each executive session (the “Lead Director”). The Company's Corporate Governance Policy sets forth the authority, duties and responsibilities of the Board of Directors' Lead Director as follows: convene and chair meetings of the Non-Employee Directors in executive session at each Board meeting; convene and chair meetings of the independent directors in executive session no less than once each year; preside at all meetings of the Board at which the Chair and CEO is not present, including executive sessions of the non-management directors and independent directors; solicit the Non-Employee Directors for advice on agenda items for meetings of the Board; serve as a liaison between the Chair and CEO and the Non-Employee Directors; collaborate with the Chair and CEO in developing the agenda for meetings of the Board and approve such agendas; consult with the Chair and CEO on information that is sent to the Board; collaborate with the Chair and the Chairs of the standing committees in developing and managing the schedule of meetings of the Board and approve such schedules; and if requested by major shareholders, ensure that he or she is available for consultation and direct communication. In performing the duties described above, the Lead Director is expected to consult with the Chairs of the appropriate Board committees and solicit their participation. The Lead Director would also perform such other duties as may be assigned to the Lead Director by the Company's By-Laws or the Board.

Required Committees of the Board. The Board has established standing Audit, Human Resources, Nominating and Governance and Finance Committees to assist it in the discharge of its responsibilities. Each of such committees is governed by a written charter.

Committees of the Board
	Audit	Human Resources	Nominating and Governance	Finance
Christopher J. Braun (1)	X	X
Robert M. Chiusano (Chair) (1)		X		X
William C. Fisher (1)	X	Chair
David W. Miles (1)			X	Chair
Richard D. Moss (1)(2)	X			X
John M. Murabito (1)		X	X
Martha T. Rodamaker (1)			Chair	X
Mark T. Schroepfer (1)(2)	Chair		X
Number of meetings in Fiscal 2017	7	5	5	5
Conducted a self-assessment of its performance (3)	X	X	X	X

(1)	Determined to be "independent" under listing standards of the NYSE and our Director Nomination Policy (defined below).

(2)	Designated as an "audit committee financial expert" for purposes of Item 407, Regulation S-K under the Securities Act of 1933, as amended.

(3)	For no compensation other than Board fees compensation.

The principal responsibilities of each of these committees are described below.

Audit Committee. Each year, the committee appoints the independent registered public accountant to examine our financial statements. It reviews with representatives of the independent registered public accountant the auditing arrangements and scope of the independent registered public accountant's examination of the books, results of those audits, any non-audit services, their fees for all such services and any problems identified by and recommendations of the independent registered public accountant regarding internal controls. Others in regular attendance for part of the Audit Committee meeting typically include: the Board Chair; the CEO; the CFO; the Vice President, General Counsel and Secretary; and the Treasurer/Director of Finance. The Audit Committee meets at least annually with the CFO, the internal auditors and the independent auditors in separate executive sessions. The Audit Committee is also prepared to meet privately at any time at the request of the independent registered public accountant or members of our Management to review any special situation arising on any of the above subjects. The Audit Committee also performs other duties as set forth in its written charter which is available for review on the Corporate Governance portion of the Investor Relations section of our Web Site at http://www.winnebagoind.com. The Audit Committee annually reviews its written charter and recommends to the Board such changes as it deems necessary. Reference is also made to the “Report of the Audit Committee” on page 36 below.

Human Resources Committee. The Human Resources Committee's charter, which is available for review on the Corporate Governance portion of the Investor Relations section of our Web Site at http://www.winnebagoind.com, establishes the scope of the committee's duties to include: (1) reviewing and approving corporate goals and objectives relevant to compensation of our CEO, evaluating performance and compensation of our CEO in light of such goals and objectives and establishing compensation levels for other executive officers; (2) overseeing the evaluation of our executive officers (other than the CEO) and approving the general compensation program and salary structure of such executive officers; (3) administering and approving awards under our incentive compensation and equity-based plan; (4) reviewing and approving any executive employment agreements, severance agreements, and change in control agreements; (5) from time to time, reviewing the list of peer group companies to which we compare ourself for compensation purposes; (6) reviewing and approving Board retainer fees, attendance fees, and other compensation, if any, to be paid to Non-Employee Directors; (7) reviewing and discussing with Management the Compensation Discussion and Analysis section and certain other disclosures including those relating to compensation advisors, compensation risk and say on pay, as applicable for our Form 10-K and proxy statement; and (8) preparing an annual report on executive compensation for our Form 10-K and proxy statement.

Role of Executive Officers — In Fiscal 2017, the Human Resources Committee delegated authority to designated members of Management to approve employment compensation packages for certain employees, not including the Named Executive Officers (NEOs) (as defined below), under certain circumstances. During Fiscal 2017, Mr. Happe as CEO, recommended to the committee proposals for base salary, target short-term incentive levels, actual short-term incentive payouts and long-term incentive grants for select NEOs for Fiscal 2018. The committee separately considers, discusses, modifies as appropriate, and takes action on such proposals and the compensation of the CEO and other NEOs. See “Compensation Discussion and Analysis-Role of Executive Officers in Compensation Decisions” below for further detail.

Role of Compensation Consultants — The Human Resources Committee has periodically utilized an outside compensation consultant for matters relating to executive compensation. In Fiscal 2017, the committee retained a compensation consultant, Willis Towers Watson, to conduct a new study on executive compensation that was reviewed by the committee in June 2017. As described in "Compensation Discussion and Analysis - Competitive Benchmarking" below, compensation decisions made during Fiscal 2017 relied in part upon the 2017 Willis Towers Watson study. In addition, in late Fiscal 2016, the committee retained Willis Towers Watson to conduct a study on the Annual and Long Term Incentive plans.

Nominating and Governance Committee. The Nominating and Governance Committee's charter, which is available for review on the Corporate Governance portion of the Investor Relations section of our Web Site at http://www.winnebagoind.com, establishes the scope of the committee's duties to include: (1) adopting policies and procedures for identifying and evaluating director nominees, including nominees recommended by shareholders; (2) identifying and evaluating individuals qualified to become Board members, considering director candidates recommended by shareholders and recommending that the Board select the director nominees for the next annual meeting of shareholders; (3) establishing a process by which shareholders and other interested parties will be able to communicate with members of the Board; (4) developing and recommending to the Board a Corporate Governance Policy applicable to the Company; and (5) reviewing and approving Related Person Transactions (as defined below). The committee recommended to the Board the director-nominees proposed in this Proxy Statement for election by the shareholders. The Nominating and Governance Committee reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies as they may occur during the year. The Nominating and Governance Committee will consider suggestions from all sources, including shareholders, regarding possible candidates for director in accordance with our Director Nomination Policy, as discussed below. See also "Fiscal Year 2018 Shareholder Proposals" and Appendix A "Director Nomination Policy" below for a summary of the procedures that shareholders must follow to nominate a director.

Finance Committee. The Finance Committee's charter, which is available for review on the Corporate Governance portion of the Investor Relations section of our Web Site at http://www.winnebagoind.com, establishes the scope of the committee's duties to include: recommending to the Board financial policies, goals, and budgets that support the financial health, strategic goals, mission, and values of the Company, including the long-range financial plan of the Company, and annual capital budgets; evaluating major capital expenditures and financial transactions. The Finance Committee will have oversight in the following specific areas: strategic transactions, capitalization and debt and equity offerings, capital expenditure plans, delegated authority limits for capital expenditures, financial review of business plans, rating agencies and investor relations, dividends, share repurchase authorizations, investment policy, debt management, employee benefit plans, tax strategies, and financial risk management.

Our Board of Directors held nine meetings during Fiscal 2017. Actions taken by any committee of the Board are reported generally to the Board of Directors at its next meeting. During Fiscal 2017, all of the directors attended more than 75% of the aggregate of Board of Directors' meetings and meetings of committees of the Board on which they served. Our Corporate Governance Policy, discussed below, encourages, but does not require, Board members to attend the Annual Meeting. At the last Annual Meeting, all of the then-current directors were in attendance.

Executive Sessions of Non-Employee Directors — Independent Directors meet privately in executive sessions to consider such matters as they deem appropriate, without Management being present, as a routinely scheduled agenda item for every Board meeting and at least once a year. pursuant to the requirements of the NYSE. During Fiscal 2017, all Non-Employee Directors were independent.

The Board has adopted the Corporate Governance Policy which incorporates the corporate governance principles by which we operate. The Nominating and Governance Committee annually reviews the Corporate Governance Policy and recommends any changes to the Board. A copy of our Corporate Governance Policy is available on the Investor Relations section of our Web Site at http://www.winnebagoind.com. At the August 16, 2017, Board meeting the Board adopted a majority voting requirement for the election of directors in non-contested elections.

Nominations of Directors Policy. The Nominating and Governance Committee has adopted a Director Nomination Policy (attached as Appendix A to this Proxy Statement) (the "Director Nomination Policy") to assist it in fulfilling its duties and responsibilities in consideration of director nominations.

Briefly, the Nominating and Governance Committee will consider as a candidate any director who has indicated to the Nominating and Governance Committee that he or she is willing to stand for re-election, and who has not reached the age of 72 years prior to the date of re-election to the Board, as well as any other person who is recommended by any shareholder who provides the required information and certifications within the specified time requirements, as set forth in the Director Nomination Policy. The Nominating and Governance Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees.

In considering a potential nominee for the Board, candidates also will be assessed in the context of the then‑current composition of the Board, the operating requirements of the Company and the long‑term interests of all shareholders. In conducting this assessment, the Nominating and Governance Committee will consider diversity (including, but not limited to, age, experience and skills) and such other factors as it deems appropriate given the then‑current and anticipated future needs of the Board and the Company in order to maintain a balance of perspectives, qualifications, qualities and skills on the Board. Although the Nominating and Governance

Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process, without regard to race, religion, gender, national origin or other protected category, and under no circumstances will the Nominating and Governance Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors. The Nominating and Governance Committee considers and assesses the implementation and effectiveness of this process in connection with Board nominations annually to assure that the Board contains an effective mix of individuals to best further the Company's long-term business interests. Audit, Human Resources, Nominating and Governance and Finance Committees all perform annual self-assessments of their effectiveness.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating and Governance Committee does, however, believe it appropriate for at least one member of the Board and Audit Committee to meet the criteria as an "audit committee financial expert" as defined by SEC rules.

Policy and Procedures With Respect to Related Person Transactions. The Board of Directors adopted the Winnebago Industries, Inc. Related Person Transaction Policy and Procedures, which provides that the Nominating and Governance Committee will review and approve Related Person Transactions (as defined below); provided that the Human Resources Committee will review and approve the compensation of each employee who is an immediate family member of a director or executive officer and whose compensation exceeds $120,000. The Chair of the Nominating and Governance Committee has delegated authority to act between committee meetings.

The policy defines a “Related Person Transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest, other than:

(1)	competitively bid or regulated public utility services transactions,

(2)	transactions involving trustee type services,

(3)	transactions in which the Related Person's interest arises solely from ownership of our equity securities and all equity security holders received the same benefit on a pro rata basis,

(4)	an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction if:

(i)	the compensation arising from the relationship or transaction is or will be reported pursuant to the

SEC's executive and director compensation proxy statement disclosure rules; or

(ii)
the executive officer is not an immediate family member of another executive officer or director and such compensation would have been reported under the SEC's executive and director compensation proxy statement disclosure rules as compensation earned for services if the executive officer was a NEO, as that term is defined in the SEC's executive and director compensation proxy statement disclosure rules, and such compensation has been or will be approved, or recommended to our Board of Directors for approval, by the Human Resources Committee of our Board of Directors, or

(5)	if the compensation of or transaction with a director is or will be reported pursuant to the SEC's executive and director compensation proxy statement disclosure rules.

“Related Person” is defined as (1) each director, director nominee and executive officer, (2) 5% or greater beneficial owners, (3) immediate family members of the foregoing persons and (4) any entity in which any of the foregoing persons is a general partner or principal or in a similar position or in which such person and all other related persons to such person has a 10% or greater beneficial interest.

The Nominating and Governance Committee will assess whether a proposed transaction is a Related Person Transaction for purposes of the policy. Under the policy, the Chair of the Nominating and Governance Committee has the authority to pre-approve or ratify (as applicable) any Related Person Transaction with a Related Person in which the aggregate amount involved is expected to be less than $500,000.

The policy recognizes that certain Related Person Transactions are in our and our shareholders' best interests. Each of the following Related Person Transactions are deemed to be pre-approved by the Nominating and Governance Committee pursuant to the policy, even if the aggregate amount involved will exceed $120,000:

•
Certain transactions with other companies. Any transaction with another company at which a Related Person's only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company's shares or other equity securities, if the aggregate amount involved does not exceed the greater of $1 million, or 2% of that company's total annual revenues.

•
Certain Company charitable contributions. Any charitable contribution, grant or endowment by Winnebago Industries or the Winnebago Industries Foundation to a charitable organization, foundation or university at which a Related Person's only relationship is as an employee (other than an officer), if the aggregate amount involved does not exceed $100,000.

The approval procedures in the policy identify the factors the Nominating and Governance Committee will consider in evaluating whether to approve or ratify Related Person Transactions or material amendments to pre-approved Related Person Transactions. The Nominating and Governance Committee will consider all of the relevant facts and circumstances available to the Nominating and Governance Committee, including (if applicable) but not limited to: whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the Related Person's interest in the transaction, and whether the proposed Related Person Transaction is in compliance with or would require disclosure under applicable SEC rules and regulations, NYSE listing requirements and our policies.

The policy provides for the annual pre-approval by the Nominating and Governance Committee of certain Related Person Transactions that are identified in the policy, as the policy may be supplemented and amended. During Fiscal 2017, the only related party transaction involved Donald Clark, who has an ownership interest in Three Oaks, LLC, an entity which owns the land and building that Grand Design RV, LLC leases in order to operate its business. At the time Grand Design RV, LLC was acquired, Three Oaks, LLC amended it operating agreement to not allow Mr. Clark to vote on any matters relating to transactions with Grand Design RV, LLC. In connection with our acquisition of Grand Design in November 2016, we issued 764,246 shares of our common stock to Mr. Clark, which represented Mr. Clark’s 1/3 interest in RDB III, Inc. one of the sellers of Grand Design, RV, LLC. As part of the issuance of these shares to Mr. Clark we agreed to register Mr. Clark’s shares for resale under the Securities Act of 1933 pursuant to a registration rights agreement. The Company filed an S-3 registration statement for these shares that was declared effective by the SEC in January 2017. Mr. Clark also entered into a lock-up letter agreement pursuant to which he has agreed that for one year from November 8, 2016 he will not transfer his shares of common stock in Winnebago. Also in connection with issuance of shares of common stock, Mr. Clark has entered into a standstill agreement with Winnebago that for one year from November 8, 2016, prohibits him taking any hostile actions with respect to the Company including, but not limited to, nominating any person for the Board of Directors, forming any group as defined under the Exchange Act with other former owners of Grand Design, soliciting proxies, calling a special meeting of shareholders, or otherwise taking any actions directly or indirectly that might facilitate a strategic transaction involving Winnebago. There were no other Related Person Transactions to disclose.

Corporate Governance Policies and Codes of Conduct. The Board of Directors has adopted a Corporate Governance Policy, a Director Nomination Policy, a Shareholder and Other Interested Party Communications Policy and written charters for its Audit Committee, Human Resources Committee, Nominating and Governance Committee and Finance Committee.

The Board of Directors also has adopted a Code of Ethics and Ethical Corporate Conduct Policy applicable to all of our directors, officers and employees and the Code of Ethics for CEO and Senior Financial Officers (including the CFO and the Treasurer/Director of Finance). These policies, charters, codes and other items relating to our governance are available on the Corporate Governance portion of the Investor Relations section of our Web Site at http://www.winnebagoind.com. These documents are also available in print free of charge to any shareholder who requests them in writing from: Winnebago Industries, Inc., Attn: Vice President-General

Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 50436. Information contained on our Web Site is not incorporated into this Proxy Statement or other securities filings.

Director Independence. Under our Corporate Governance Policy and NYSE rules, the Board must have a majority of directors who meet the standards for independence under our Director Nomination Policy and applicable NYSE rules, respectively. The Board must determine, based on a review of all of the relevant facts and circumstances, whether each director satisfies the criteria for independence. In accordance with the Director Nomination Policy, the Board undertook its annual review of director and director nominee independence. During this review, the Board considered a variety of relevant facts and circumstances, including a review of all transactions and relationships between each director and director nominee or any member of his immediate family and the Company and its subsidiaries and affiliates known to the Company. The Board also considered whether there were any transactions or relationships between directors, nominees or any member of their immediate family (or any entity of which a director, director nominee or an immediate family member is an executive officer, general partner or significant equity holder). As provided in the Director Nomination Policy, the purpose of this review was to determine whether any such relationships or transactions existed or exist that were inconsistent with a determination that the director or nominee is independent. As a result of this review, the Board, at its meeting in October 2017, affirmatively determined that each of Mr. Braun (Class I director), Mr. Chiusano (Class II director), Mr. Moss (Class II director), Mr. Murabito (Class II director), Mr. Miles (Class I director), Ms. Rodamaker (Class I director), Mr. Fisher (Class III director) and Mr. Schroepfer (Class III director), are independent as defined by the relevant provisions of applicable law, the NYSE listing standards and our Director Nomination Policy and that each independent director and nominee has no material relationship with Winnebago Industries. As a result of this review, the Board determined that a majority of directors are independent.

As a result, all members of the Audit Committee, Human Resources Committee, Nominating and Governance Committee and Finance Committee are independent under these standards.

Mr. Happe (Class III director) is not independent because of his employment as CEO and President of the Company.

Shareholder and Other Interested Party Communications with Directors. The Nominating and Governance Committee has adopted a policy for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties who desire to communicate with our directors or a particular director may write to: Winnebago Industries, Inc., Attn: Vice President-General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 50436; or e-mail: sfolkers@wgo.net. All communications must be accompanied by the following information (i) if the person submitting the communication is a shareholder, a statement of the number of shares of Common Stock that the person holds; (ii) if the person submitting the communication is not a shareholder and is submitting the communication to the non-Management directors as an interested party, the nature of the person's interest in Winnebago Industries; (iii) any special interest, meaning an interest not in the capacity of a shareholder, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication. Communications received from shareholders and other interested parties to the Board of Directors will be reviewed by the Vice President-General Counsel and Secretary, or such other person designated by all non-Management members of the Board, and if they are relevant to, and consistent with, our operations and policies that are approved by all non-Management members of the Board, they will be forwarded to the Board Chair or applicable Board member or members as expeditiously as reasonably practicable.

Risk Management Oversight Process. We face a number of risks, including financial, technological, operational, strategic and competitive risks. Management is responsible for the day-to-day management of risks we face, while the Board has responsibility for the oversight of risk management. In its risk oversight role, the Board views and monitors our processes for identification, management and mitigation of risk by our management and assesses whether they are adequate and functioning as designed.  Our Board is actively involved in overseeing risk management and it exercises its oversight both through the full Board and through four of the standing committees of the Board: the Audit Committee, the Human Resources Committee, the Nominating and Governance Committee and the Finance Committee. These standing committees exercise oversight of the risks within their areas of responsibility, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees.  The Board and these committees receive information used in fulfilling their oversight responsibilities through our executive officers and other advisors, including our legal counsel, our independent registered public accounting firm, our consulting firm for internal controls over financial reporting, and the compensation consultants we have engaged from time to time. At meetings of the Board, management makes presentations to the Board regarding our business strategy, operations, financial performance, annual budgets, technology and other matters. Many of these presentations include information relating to the challenges and risks to our business and the Board and management actively engage in discussion on these topics. Each of the committees also receives reports from management regarding matters relevant to the work of that committee. These management reports are supplemented by information relating to risk from our advisors. Additionally, following committee meetings, the Board receives reports by each committee chair regarding the committee’s considerations and actions. In this way, the Board also receives additional information regarding the risk oversight functions performed by each of these committees.

DIRECTOR COMPENSATION
In Fiscal 2017, the Human Resources Committee engaged an outside compensation consultant, Willis Towers Watson, to conduct an updated analysis of the total compensation paid to the Board of Directors (hereinafter, the "2017 Compensation Analysis"). Pursuant to its charter, the Committee has assessed the independence of Willis Towers Watson and concluded no conflict of interest exists that would prevent the independent representation of the Committee. The Committee engaged the Consultant to perform the 2017 Compensation Analysis, in part, to update a prior analysis prepared by the Consultant in 2015 (the "2015 Compensation Analysis"). The Committee has the sole authority to retain or terminate any compensation consultant used in the evaluation of compensation packages and has the sole authority to approve the consultant's fees.
Employee directors receive no additional compensation for serving on the Board or its committees. Each of our Non-

Employee Directors receives an annual retainer of $50,000 payable monthly (Effective in Fiscal 2018 the annual retainer moves to $75,000 plus a stock award valued at $95,000), plus reimbursement of expenses incurred in attending Board and committee meetings. The Chair of the Board receives an additional $40,000 per year, the Audit Committee Chair receives an additional annual retainer of $10,000, payable monthly, due to the Audit Chair's additional responsibilities. The Chairs of the other Board committees also receive an annual retainer of $5,000, payable monthly.
DIRECTOR COMPENSATION TABLE

During Fiscal 2017 there were no awards of options, stock appreciation rights, or changes in pension value or non-qualified deferred compensation earnings awarded to directors. The Company awarded a restricted stock grant of 2,600 shares on October 11, 2016 to each Non-Employee Director that was on the board at that time. No other stock grants were awarded to directors during Fiscal 2017.

The following table sets forth the total compensation paid to each Non-Employee Director for Fiscal 2017, other than reimbursement for travel expenses:

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Christopher J. Braun	$50,000	$72,514	$—	$122,514
Robert M. Chiusano	90,000	72,514	—	162,514
Jerry N. Currie	14,247	72,514	—	86,761
Lawrence A. Erickson	14,247	72,514	—	86,761
William C. Fisher	55,000	72,514	—	127,514
David W. Miles	54,583	72,514	—	127,097
Richard D. Moss	29,167	—	—	29,167
John M. Murabito	20,833	—	—	20,833
Martha T. Rodamaker	55,000	72,514	—	127,514
Mark T. Schroepfer	60,000	72,514	—	132,514

(1)	Our directors may elect to receive fees in cash or may defer their fees into the Directors' Deferred Compensation Plan.

(2)	These awards are valued at $27.89 per share, the closing price on October 11, 2016, the date of the restricted stock grant.

(3)	None of the directors received perquisites and other personal benefits in an aggregate amount of $10,000 or more.

NON-EMPLOYEE DIRECTOR HOLDINGS AS OF OCTOBER 17, 2017

As of October 17, 2017, the aggregate number of stock awards, stock purchased, stock option awards and Winnebago Stock Units held by each Non-Employee Director is shown in the Voting Securities and Principal Holders section on page 3.

DIRECTOR OWNERSHIP GUIDELINES

For FY18, our Corporate Governance Policy states that Non-Employee Directors have guidelines encouraging ownership of Common Stock, Stock Units or other equity equivalents equal in value to 500% of their annual retainer of $75,000, and that they attain this level of stock ownership within five years of becoming a director. This is an increase from previous years when the ownership guideline was 400%. Based on the holdings noted above, all Non-Employee Directors have met this goal, or are on track to meet this goal, within the prescribed five-year time frame.

DIRECTORS' DEFFERRED COMPENSATION PLAN

Effective April 1, 1997, the Board of Directors adopted the Winnebago Industries, Inc. Directors' Deferred Compensation Plan (as amended, the “Directors' Deferred Compensation Plan”). The purpose of the Directors' Deferred Compensation Plan is to enable Non-Employee Directors (the “Participants”) to receive compensation for board service (the “Deferred Compensation”) in a form other than as direct payments and to defer taxes on such compensation. A Participant may elect to apply either 50% or 100% of his or her Deferred Compensation to either, but not both, of the following forms: “Money Credits” or “Winnebago Stock Units.” Money Credits are units credited in the form of dollars in accordance with the Participant's election to such Participant's account established by the Company. The Money Credits accrue interest from the credit date. The interest rate to be applied to the Participant's Money Credits is the 30-year Treasury bond yield as of the first business day of the plan year. The Board of Directors may from time to time prescribe additional methods for the accrual of interest on Money Credits with respect to Deferred Compensation. Winnebago Stock Units are units credited in the form of Common Stock of the Company in accordance with the Participant's election to such Participant's account established by the Company. The Common Stock utilized for purposes of the Directors' Deferred Compensation Plan will be our treasury shares and like all Common Stock, generally, will accrue dividends, if any, paid by us on our Common Stock. Winnebago Stock Units will be recorded in such Participant's account on the basis of the closing price of our Common Stock on the NYSE on the date upon which the account is credited. Prior to July 1, 2013, any Participant who elected to defer compensation in the form of Winnebago Stock Units received a matching contribution from the Company equal to 25% of the Deferred Compensation so invested, which was credited to the Participant's account and invested in Winnebago Stock Units. On March 20, 2013, the Board of Directors amended the Directors' Deferred Compensation Plan effective July 1, 2013 to remove the Company's matching contribution. All other material aspects of the Directors' Deferred Compensation Plan remain in place.
Prior to removal of the matching contribution provision, the matching contribution to a Participant's Winnebago Stock Unit account vested on a graduated basis at the rate of 33-1/3% for each complete 12-month period of service as a director following the effective date of the Directors' Deferred Compensation Plan. Notwithstanding the above, the Participant's Winnebago Stock Unit account will become fully vested upon his or her attainment of age 69-1/2 while serving as a director. Under the Directors' Deferred Compensation Plan, participants are restricted from selling the Common Stock underlying the Winnebago Stock Units until the date the participant retires from the Board of Directors. In the event that a Participant terminates his or her service as a director, any unvested Winnebago Stock Units will be forfeited by the director. The Winnebago Stock Units credited to Participant's accounts are included in the Common Stock ownership table under the caption “Voting Securities and Principal Holders.” The directors, however, do not have any rights to vote or dispose of any shares of Common Stock underlying the stock units until their service as director ends.
In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, if the Directors' Deferred Compensation Plan administrator determines, in its sole discretion, that such change equitably requires an adjustment in the number of Winnebago Stock Units then held in a Participant's Winnebago Stock Unit account, such adjustments will be made by the Directors' Deferred Compensation Plan administrator and will be conclusive and binding for all purposes of said plan.
In the event of a “change of control" of the Company, as defined in the Directors' Deferred Compensation Plan, a Participant will receive a lump-sum distribution of his or her account within 30 days following his or her termination of service as a director after such change in control. Notwithstanding the above, in no event will a Participant's receipt of a distribution of Winnebago Stock Units from his or her accounts precede the six-month anniversary of his or her election to convert Deferred Compensation into Winnebago Stock Units.
The Winnebago Industries, Inc. 2014 Omnibus Equity, Performance Award and Incentive Compensation Plan (the "2014 Plan") provides that Non-Employee Directors may receive “Stock Awards,” “Performance Awards” or “Non-qualified Stock Options” each as defined under the 2014 Plan (collectively, “Director Awards”) and may not be granted incentive stock options. Terms, conditions and limitations applicable to any Stock Awards or Performance Awards granted to a Non-Employee Director pursuant to this plan shall be determined by the Board. On the grant date, the grant price of a Non-qualified Stock Option shall be not less than the fair market value of the Common Stock subject to such Option. The term of the Non-qualified Stock Option shall extend no more than ten years after the grant date. Non-qualified Stock Options may not include provisions that “reload” the option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Non-qualified Stock Options awarded to directors pursuant to the 2014 Plan, including the grant price, the term of the Non-qualified Stock Options, the number of shares of Common Stock subject to the Non-qualified Stock Option and the date or dates upon which they become exercisable, shall be determined by the Human Resources Committee. No participant may be granted, during any fiscal year, Director Awards consisting of Stock Awards or Performance Awards covering or relating to more than 10,000 shares of Common Stock or Non-qualified Stock Options for more than 20,000 shares of Common Stock during any fiscal year. Other than the 2,600 share restricted stock grant described above, no non-employee director received any other Director Awards in Fiscal 2017.

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes with staggered terms, consisting of three directors each in classes I and II, and two directors in Class III. Our bylaws provide that our Board is comprised of between three and fifteen directors. The current number of directors is set at nine, although the Board reduced the number of directors from 9 to 8 at the October 18, 2017 Board Meeting and reduced the number of Class III directors from three to two, both effective following the Shareholder Meeting on December 12, 2017. The reduction was done in light of the departure of Mark T. Schroepfer as a director at the end of the current term on December 12, 2017. While the Board size has been set at 8, the Board regularly reviews its composition and the mix of skills and experience of the directors. In the future, the Board may determine it is appropriate to increase its size in order to add a director or directors that would add value to the Company.

The Board of Directors of the Company adopted a majority voting policy for the election of directors in uncontested elections.  Under this policy in any uncontested election of directors of the Company, if any nominee receives less than a majority of the votes cast for the nominee, that nominee shall still be elected, but must tender their resignation to the full Board of Directors for consideration at the next regularly scheduled meeting of the Board of Directors.  The Board of Directors shall only not accept the tendered resignation for, in their judgment, a compelling reason. If the Board of Directors, with the affected director not participating, does not accept the resignation at the regularly scheduled meeting following the election, then the nominee shall be considered elected and may serve out the term they were elected to.  In any contested election of directors where the number of nominees exceeds the number of available positions, strict plurality voting shall apply.
Directors are elected for a term of three years. During fiscal 2017, Rick Moss and John Murabito were appointed to the Board of Directors as Class II directors to fill vacancies. They have been nominated as Class II directors to fill the remaining terms. The Class II directors will be elected to serve in that class until the annual meeting following our Fiscal Year 2019 or until their respective successors are elected. At the Annual Meeting, the term of office of the Class III directors (Messrs. Happe, Fisher, and Schroepfer)) will expire. Messrs. Happe and Fisher will be nominated as a Class III directors. Mr. Schroepfer was not nominated. The Class III directors will be elected to serve in that class until the annual meeting following our Fiscal Year 2020 or until their respective successors are elected. The terms of office of the Class I directors will expire at the annual meeting following our Fiscal Year 2018. Election of directors requires that each director receive a majority of the votes cast in uncontested elections.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES.

Class I Directors Whose Terms Expire at the Annual Meeting Following Fiscal Year 2018:

Christopher J. Braun, 57, a self-employed management consultant, has been a director since 2015. Mr. Braun has over 30 years of leadership experience encompassing manufacturing, finance and sales. He founded Teton Buildings in 2008 and held the position of CEO through 2013. His previous experience includes CEO of Teton Homes, Executive Vice President - RV Group at Fleetwood Enterprises and various senior management positions within PACCAR Corporation, manufacturer of Kenworth and Peterbilt trucks. Based upon Mr. Braun's experience in the RV industry and his financial knowledge, the Board concluded that Mr. Braun should continue to serve as a non-employee director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

David W. Miles, 60, a financial adviser, entrepreneur and investor, has been a director since 2015. Mr. Miles is chairman and principal owner of Miles Capital, Inc., a registered investment advisory firm with $4.3 billion in client assets under management, co-founder and Managing Principal of the venture capital firm ManchesterStory Group, LLC, and founder and Manager of The Miles Group, LLC, a firm focused on direct and indirect private equity investments. He is also president and director of the Miles Funds, Inc., and a director of Northwest Financial Corporation. He received his J.D. from Harvard Law School, a Master of Public Policy from Harvard’s Kennedy School of Government, and his B.A. from Drake University. Based upon Mr. Miles' financial and leadership experience, the Board concluded that Mr. Miles should continue to serve as a non-employee director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

Martha (Marti) Tomson Rodamaker, age 55, has served as a director since 2012. Ms. Rodamaker has been the president, CEO, and a board member of First Citizens National Bank in Mason City, Iowa since 1997, and has been with First Citizens since 1992. Prior to that she worked five years as a commercial banker and internal auditor at Norwest Bank in Minneapolis. Her education includes a Bachelor of Arts degree in economics from the University of Northern Iowa and a MBA in finance from the University of St. Thomas in St. Paul, Minnesota. She has an extensive history of working with companies in northern Iowa and through her education and years of experience offers a broad base of knowledge about all facets of business. Based upon Ms. Rodamaker's financial experience and leadership experience, the Board concluded that Ms. Rodamaker should continue to serve as a non-employee director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

Class II Director Whose Term Expires at the Annual Meeting Following Fiscal Year 2019:

Robert M. Chiusano, 66, has been a director since 2008. Mr. Chiusano is currently a principal in RMC Consulting, a company focused on leadership development and operational excellence. Additionally, Mr. Chiusano is a former Executive Vice President and Special Assistant to the CEO and a former Executive Vice President and Chief Operating Officer - Commercial Systems of Rockwell Collins, Inc. Based primarily upon Mr. Chiusano's extensive knowledge of strategic and organizational planning and acquisition management, his leadership experience as a former Executive Vice President at a communications and aviation electronics manufacturer, his tenure and contributions as a current Board and Board committee member, as well as his contributions as a community director to the University of Iowa Engineering Advisory Board and Coe College Board of Trustees, the Board concluded that Mr. Chiusano should be nominated to serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

Nominees for Class II Director to be Elected to Serve Until the Annual Meeting Following Fiscal Year 2019:

Richard (Rick) D. Moss, 58, was appointed to the Board of Directors effective February 1, 2017. Mr. Moss served as the Chief Financial Officer of Hanesbrands, Inc. (NYSE: HBI) from 2011, until stepping down from that position on October 15, 2017. He will be fully retiring from Hanesbrands effective December 31, 2017. Before joining Hanesbrands as Chief Treasury and Tax Officer in 2006, Mr. Moss served as CFO of Chattem Inc., a consumer products company. Based upon Mr. Moss' extensive experience with financial and strategic planning, mergers, acquisitions and integration of businesses following mergers and acquisitions, in addition to his valuable contributions since joining the Board, the Board concluded that Mr. Moss should be nominated to serve as a Class II director for the remainder of the term at the time this Proxy Statement is filed with the SEC. Due to Mr. Moss' relevant experience in finance, accounting, and auditing, the Board determined he is an audit committee financial expert.

John M. Murabito, age 58, was appointed to the Board of Directors effective May 1, 2017. He is the Executive Vice President and Chief Human Resources Officer of Cigna Corporation, a health insurance company. His other Human Resource leadership roles have included Chief Human Resources Officer at Monsanto Company and Group Vice President, Human Resources for Frito-Lay, Inc., a division of PepsiCo. Based upon Mr. Murabito's extensive experience in human resources, his general business experience, and his strategic planning skills as they relate to both the human resource and overall business needs of the companies he has worked for, in addition to his valuable contributions since joining the Board, the Board concluded that Mr. Murabito should be nominated to serve as a Class II director for the remainder of of the term at the time this Proxy Statement is filed with the SEC.

Nominees for Class III Directors to be Elected to Serve Until the Annual Meeting Following Fiscal Year 2020:

Michael J. Happe, 46, joined Winnebago on January 18, 2016, as the President, CEO and a director. He previously worked at the Toro Company (NYSE: TTC) headquartered in Bloomington, Minnesota, where he most recently served as an Executive Officer and Group Vice President of Toro’s Residential and Contractor businesses. A 19-year veteran of Toro, he held a series of senior leadership positions throughout his career across a variety of the company’s domestic and international divisions. Mr. Happe received his Master's degree in Business Administration from the University of Minnesota and a Bachelor of Science degree from the University of Kansas. Based upon Mr. Happe's business acumen, extensive experience at Toro and his exemplary service to the Company since joining in January 2016, the Board concluded that Mr. Happe should be nominated to serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

William C. Fisher, 63, a retired business executive, has been a director since March 2015. Mr. Fisher was the Vice President and Chief Information Officer of Polaris Industries, Inc. from November 2007 until his retirement on December 31, 2014. During his tenure at Polaris he also served as the General Manager of Service overseeing all technical, dealer, and consumer service operations. Prior to joining Polaris, Mr. Fisher was employed by MTS Systems for 15 years in various positions in information services, software engineering, control product development, and general management. Before that time, Mr. Fisher worked as a civil engineer for Anderson-Nichols and he later joined Autocon Industries, where he developed process control software. Based upon Mr. Fisher's experience with information systems and his familiarity with highly discretionary consumer products, the Board concluded that Mr. Fisher should nominated to serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

All of the non-employee directors described above have been employed in their principal occupation or other responsible positions with the same organization for at least the last five years or are currently retired after having served in responsible positions with the organization indicated.

The Nominating and Governance Committee recommended, and the Board approved, the nomination of Messrs. Moss and Murabito as Class II directors and Messrs. Happe and Fisher as Class III directors.

Discretionary authority is solicited to vote for the election of a substitute for any of the Class II (Messrs. Moss and Murabito) or Class III (Messrs. Happe and Fisher) director nominees who, for any reason currently unknown, cannot be a candidate for election. The shares represented by proxy will be voted for the election as directors of the Class II or Class III directors named above if no direction is made otherwise. Please refer to “Voting Securities and Principal Holders Thereof” herein with respect to beneficial ownership of our Common Stock for each of our directors and nominees for director.

EXECUTIVE COMPENSATION

Overview

Our success has been and will continue to be dependent on, among other things, our ability to attract, retain, motivate and reward the best talent available to us, including the employees identified in this Proxy Statement. The following provides an overview of the more detailed disclosure set forth in this section.

The primary objectives of our executive compensation programs are to attract and retain key executives critical to us; to align the interests of our Management with those of our shareholders; to integrate compensation with our business plans; and to reward for both business and individual performance, whereby a substantial portion of each executive officer's total compensation potential is a function of performance incentives. For each of our executives, compensation levels are targeted to be within a competitive range that is centered around the market median.

Our executive compensation program consists of three main components: base salary, annual incentive, and long term incentive. Typically the base salary component represents a smaller portion of the total compensation. The annual incentives are designed to emphasize short term financial and strategic initiatives, while the long term company performance and retention is encouraged through the long term incentives. Annual and long-term goals are identified by Management and approved by the Human Resources Committee of the Board of Directors (the “Committee”). These are the foundation for the performance measurements used to determine annual and long-term incentive payouts to our executive officers.

Fiscal 2017 in Brief
The Company's compensation program, designed to reward performance, led to the following actions and actual compensation being earned due to the Company's performance in Fiscal 2017 and in the three-year period 2015-2017:

•	Fiscal 2017 financial results exceeded the established targets. Annual incentive awards, therefore, also paid out above targeted levels and were paid in cash per the terms of this plan.

•
Positive financial results for the Fiscal 2015-2017 Long-Term Incentive Plan were attained and were within the payout range. Therefore, appropriate incentive awards were earned, thus stock awards subject to a one year holding period were granted subsequent to Fiscal 2017 per the terms of this plan.

•	Time-based restricted stock awards were also granted to executive officers during Fiscal 2017 as described below (see "Long-Term Incentives" below) vesting over a three year period.

In light of the philosophy and objectives of our executive compensation program described below, we believe that the basic elements of compensation offered to our executives were appropriate for Fiscal 2017.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of our executive compensation program. Throughout this discussion, we refer to our NEOs. The following individuals are our NEOs for Fiscal 2017:

•	Michael J. Happe, CEO and President

•	Byran L. Hughes, Vice President, CFO

•	Sarah N. Nielsen, former Vice President, CFO

•	Donald J. Clark, President, CEO of Grand Design

•	S. Scott Degnan, Vice President, Towables Business Unit

•	Brian D. Hazelton, Vice President, Motorhome Business Unit

On December 21, 2015, the Company announced that Michael J. Happe was appointed as the President and CEO of the Company, in addition to being names to the Board of Directors. Both the Human Resources Committee and the Board of Directors approved the compensation to Mr. Happe under the agreement described in the next section.
CEO Employment Agreement. Effective January 18, 2016, Mr. Happe entered into an employment agreement with the Company which provided an initial compensation package that included a base salary of $550,000, signing bonus of $330,000, a stock grant on his start date of 10,000 shares vesting over three years, a stock option to purchase 10,000 shares of common stock vesting over three years and participation in annual and long-term incentive compensation plans. During his first year, his annual incentive bonus was targeted at 100% of base salary paid in Fiscal 2016 and a maximum of 200%. In Fiscal 2017 his annual incentive bonus was targeted at 100% of base salary. He is also eligible for other benefits normally afforded to other executives.
If Mr. Happe is terminated without “cause” or terminates employment with the Company for “good reason” as such terms are customarily defined in his employment agreement, he is entitled to severance pay of his base salary for 12 months, health insurance for 12 months, accrued unused vacation pay and an annual incentive bonus computed at target. Mr. Happe also agreed to one year non-competition and non-solicitation covenants following termination of employment.

On August 11, 2016, the Company announced the appointment of Mr. Brian Hazelton, age 52, as Vice President, Motorhome Business Unit effective August 29, 2016.

On November 9, 2016, Winnebago Industries acquired Grand Design RV. Grand Design President, Mr. Donald Clark, age 57, became an officer of Winnebago Industries at that time. As part of this transaction, Mr. Clark and Winnebago Industries entered into an employment agreement.

Don Clark Employment Agreement. In connection with our entry into the Securities Purchase Agreement to acquire Grand Design in October 2016, we entered into an employment agreement with Don Clark that took effect upon the closing of the Grand Design acquisition in November 2016. Under the employment agreement, Mr. Clark is Grand Design’s President and a Vice President of Winnebago and reports to Mr. Happe. The term of the agreement is from November 2016 to August 31, 2019 unless terminated sooner. Mr. Clark is paid a base salary of $400,000, and is eligible to receive an incentive bonus pursuant to the Grand Design Management Incentive Plan that depends upon the financial performance of Grand

Design each quarter as set forth in the agreement. Mr. Clark is not eligible to participate in any other Winnebago cash or stock incentive program. He is entitled to participate in other benefit plans available generally to Winnebago executives. If Mr. Clark is terminated without cause or Mr. Clark terminates for a good reason as such terms are customarily defined, then in addition to his base salary, Mr. Clark is entitled to severance pay at the rate of his base salary for 12 consecutive months and any earned but unpaid incentive bonus due under the Grand Design Management Incentive Plan through the fiscal quarter in which the termination occurred. If Mr. Clark is terminated for cause or he terminates without good reason, then he receives only his base salary and accrued but unused vacation or PTO through the termination date. Mr. Clark is subject to a non-compete and non-solicitation covenant that terminates in November 2021. Mr. Clark also entered into a standard executive change-in-control agreement.
On April 3, 2017, the Company announced the appointment of Mr. Bryan Hughes, age 48, as Chief Financial Officer effective May 15, 2017. Outgoing Chief Financial Officer, Ms. Sarah Nielsen's last day with the Company was June 2, 2017.

The Human Resources Committee. The Committee is responsible for discharging the Board's responsibilities relating to the compensation of the NEOs, for approving and evaluating all compensation of NEOs, including salaries, bonuses, compensation plans and policies, and other incentive programs. The Committee members are all "independent" in accordance with the New York Stock Exchange rules and the Company's Director Nomination Policy. The Committee acts pursuant to a charter that has been approved by our Board. Committee meetings are held regularly throughout the year, with four meetings typically held per fiscal year. The Committee meetings, in most instances, occur prior to regularly scheduled Board meetings, with telephonic meetings occurring as necessary. Other members of our Board of Directors are sometimes invited to attend the Committee meetings. In addition, others in regular attendance at the Committee meeting typically include the Chair, the CEO and the Vice President, Administration.
Compensation Philosophy. The Committee believes that the most effective compensation program is one that is designed to reward the achievement of our specific annual, long-term and strategic goals, and which aligns executives' interests with those of the shareholders by rewarding performance above established thresholds, with the ultimate objective of improving shareholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our Compensation Peers (as defined below). Accordingly, the Committee believes executive compensation packages provided to our executives, including the NEOs, should include both cash and stock-based compensation that reward performance as measured against established goals.
Compensation Objectives. The Committee has worked with Management to design the current executive compensation programs, following the belief that compensation should reflect the value created for the shareholders while furthering our strategic goals. In doing so, we instituted our compensation programs to achieve the following goals:

•	align the interests of Management with those of shareholders;

•	provide fair and competitive compensation;

•	integrate compensation with our business plans;

•	reward both business and individual performance; and

•	attract and retain key executives critical to our success.
These objectives emphasize pay for performance by providing an incentive opportunity for performance that meets or exceeds company objectives.

Competitive Benchmarking. In making compensation decisions, the Committee, at times, compares certain elements of total compensation against other comparable publicly traded and privately held companies. In Fiscal 2017, the Committee engaged an outside compensation consultant, Willis Towers Watson, to conduct an updated analysis of the total compensation paid to our key executives, compared to companies of two comparative groups with which we may compete for talent (hereinafter, the "2017 Compensation Analysis"). Pursuant to its charter, the Committee has assessed the independence of Willis Towers Watson and concluded no conflict of interest exists that would prevent the independent representation of the Committee. The Committee engaged Willis Towers Watson to perform the 2017 Compensation Analysis, in part, to update a prior analysis prepared by the Consultant in 2015 (the "2015 Compensation Analysis"). The Committee has the sole authority to retain or terminate any compensation consultant used in the evaluation of compensation packages and has the sole authority to approve the consultant's fees.

The compensation consultant maintains a proprietary executive compensation database that contains information on the various compensation elements of over 800 publicly traded and privately held companies across several industries (the "General Consultant Database"). In connection with the 2017 Compensation Analysis, the Committee reviewed compensation information contained in the General Consultant Database.

The Committee and the compensation consultant also considered data from proxy statements filed with the SEC by the following public companies that were generally considered to be in the same or related industry as ours, information for which may or may not have been made part of the General Consultant Database (the "Proxy Industry Group"):

A.O. Smith	Polaris Industries
Alamo Group Inc.	Rev Group, Inc.
American Railcar Industries, Inc.	Shiloh Industries, Inc.
Blue Bird Corporation	Standard Motor Products Inc.
Federal Signal Corp.	Standex International Corp.
Freightcar America, Inc.	Tennant Company
Gentherm, Inc.	Thor Industries Inc.
Graco, Inc.	Toro Corporation
LCI Industries	Wabash National Corp.
Patrick Industries, Inc.

The Committee reviewed and considered changes to the comparable groups used in prior Compensation Discussion and Analysis. While the Committee desires to maintain relatively consistent peer groups over time, the Committee adds and removes companies from the peer group for each Analysis.

Factors used in selecting companies in each of the General Consultant Database and the Proxy Industry Group, included:

•	Companies with similar revenue and market capitalization characteristics;

•	Companies that reflect Winnebago's labor market for key executive talent; and

•	Companies in automotive, transportation, manufacturing, recreational and/or outdoor lifestyle industries.

As part of the 2017 Compensation Analysis, the Committee and the compensation consultant compared data from each of the General Consultant Database and Proxy Industry Group (together, the "Market Data") and utilized, among other information, observations relating to data pertaining to specific job categories and responsibilities. Market Data were adjusted according to these observations and regressed to our revenue size. The market analysis included data on fixed pay (base pay), and variable compensation (annual and long-term incentives).

The Committee utilized the market data as a basis for decisions to be made for base salary adjustments and for any adjustments relating to increased responsibility and promotion, and for future annual and long-term incentive awards.

Compensation Process. The Committee reviews the benchmarking and performance results prepared by Management in determining the appropriate aggregate and individual compensation levels for the performance year. In conducting its review, the Committee considers quantitative performance results; the overall need of the Company to attract, retain and motivate the executive and the total cost of compensation programs.
In addition to the above, the Committee, at least annually, reviews executive compensation and benefits of the NEOs through the use of tally sheets. Each tally sheet identifies anticipated dollar amounts for individual components of executive compensation, including base salary, annual incentives, long-term incentives, equity awards, deferred compensation, benefits, perquisites and potential change in control and severance payments and accumulation of wealth over time from prior awards and stock sales and stock price performance. Each year's decisions for setting compensation targets for each annual and three-year incentive compensation measuring period are based on the Committee's evaluation of our business needs, goals and environment for that year, as well as the Company's stock price performance and return to shareholders.
Role of Executive Officers in Compensation Decisions. The Committee makes all compensation decisions for NEOs and approves recommendations regarding salaries, bonuses, and compensation plans and policies, and other incentive programs.

The CEO, at least annually, reviews the performance of each NEO (other than the CEO, whose performance is reviewed by the Committee). The conclusions reached and recommendations made by the CEO, including any salary adjustments and annual award amounts, are presented to the Committee. The Committee independently reviews and may modify or make adjustments to or on awards to each of the NEOs.
As noted above, the Committee directly evaluated the performance of the CEO. The Committee's review of the CEO is conducted at least annually with full Board participation (excluding the CEO). The Committee ultimately must approve all compensation decisions for all executives, including the CEO.

Determining the CEO's Compensation. The Committee meets in executive session as necessary to adjust the CEO's base pay, target annual and long-term incentive compensation and stock-based compensation. These determinations are based upon:

•	an evaluation of total compensation made to chief executive officers by certain issuers in the Company's Proxy Industry Group;

•	an evaluation of the CEO's performance for the fiscal year and previous fiscal years conducted by the Committee;

•	an evaluation of the proposed total compensation of the CEO in comparison to other NEOs;

•	a comparison of the differential of total compensation made to chief executive officers in certain issuers in the Company's Proxy Industry Group; and

•	economic conditions, Company financial performance, shareholder return, financial condition, employee retention and Company strategic goals.

Determining Compensation for other NEOs. The Committee approves the annual compensation (including salary, target annual and long-term incentive compensation and stock-based compensation) for our NEOs (excluding the CEO), based upon:

•	the executive's scope of responsibilities;

•	market data, including a market competitive assessment of similar roles at certain issuers in the Proxy Industry Group;

•	internal comparisons to the compensation of other NEOs, including the CEO;

•	evaluations of performance for the fiscal year, as submitted by the CEO and supported by performance results;

•	the CEO's recommendations for each NEO's base pay, incentive compensation and stock-based compensation amounts; and

•	economic conditions, Company financial performance, financial condition, shareholder return, employee retention and Company strategic goals.
Timing of Compensation Decisions and Awards. The Board and the Committee establish meeting schedules annually, well in advance of each meeting to ensure a thorough and thoughtful decision process and ample deliberation. Incentive compensation awards are made after the close of the fiscal year. The following is a discussion of the timing of certain compensation decisions for Fiscal 2017 at the Company:

•	Fiscal 2017 annual and long-term incentive plans were discussed at the June 2016 Committee meeting and approved at the October 2016 Committee meeting;

•	the NEOs' base salaries for Fiscal 2017 were reviewed at the December 2016 Committee meeting and throughout Fiscal 2017 as necessary;

•	the financial metrics for potential Fiscal 2017 annual and long-term incentive awards were established at the October 2016 Committee meeting;

•	the final determinations of annual and long-term achievement for awards payable for Fiscal 2017 and Fiscal 2015-2017, respectively, were made at the October 2017 Committee meeting;

•	compensation arrangements for Mr. Clark were determined in connection with our acquisition of Grand Design which was announced in October 2016 and closed in November 2016.
Decisions relating to material elements of compensation are fully deliberated by the Committee at each Committee meeting and, when appropriate, over the course of several Committee meetings. This allows for any follow-up to questions from Committee members in advance of the final decision.
Risk Assessment of Compensation Decisions. In formulating and evaluating material elements of compensation available to our employees, including the NEOs, both the Board and the Committee take into consideration whether any such programs may encourage excessive risk taking behavior. As part of these considerations and consistent with its compensation philosophy, the Committee seeks to formulate annual and long-term incentive compensation programs without encouraging excessive risk taking as an integral part of the applicable plan design. The Committee believes that the annual and long-term incentive programs as outlined below minimize risks that the NEO's short-term interests may not align with longer-term interests of shareholders, in that:

•	significant elements of the compensation rewards under our annual and long-term incentive compensation plans include stock-based compensation with required retention periods;

•	the financial metrics utilized under each of these plans are widely utilized measurements of shareholder value not subject to management discretion;

•	excessive compensation payment opportunities are avoided by the establishment of maximum levels of incentive payment opportunities; and

•	no changes to annual or long-term incentive program financial metrics have been made after the Committee initially establishes such metrics.

Beginning with Fiscal 2012 incentive compensation programs, the Committee has included “clawback” provisions for each of the annual and long-term incentive programs which, in part, provide for the recoupment of incentive compensation payouts in the event that payments are made based upon the achievement of financial results that are subsequently subject to a restatement due to material noncompliance with financial reporting requirements. See “Annual Incentive Plan” and “Long-Term Incentives” below. In addition, the Committee will amend its clawback policy as appropriate to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Based upon the above considerations, the Board determined that the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company or encourage excessive risk-taking behavior.

Accounting and Tax Effects. The Committee considers both the financial reporting and the tax treatment of compensation elements in its decision-making process. The Committee seeks a balance among the Company's best interests, fair treatment of the NEOs, minimizing taxation of the compensation offered to the NEOs, and striving for deductibility by the Company.
The Committee reviews the Accounting Standards Codification (ASC) 718 to determine the expense of each stock-based compensation grant made and its impact on our earnings per share. As a result, the Committee has limited grants of stock options and directed the use of more restricted stock grants and increased cash compensation for executives, including our NEOs, in part because of the more direct valuation and expensing of those awards. The Committee did approve a 10,000 share grant to Mr. Happe upon his joining the Company. This grant was part of his employment package to recruit him from another company.
From a tax perspective, IRC Section 409A made the taxation of certain grants more costly to the executives with no offsetting benefit to the Company. In response, the Committee froze its Executive Share Option Program in 2004 and all grants not vested before 2005 were terminated as permitted under the transition rule in the regulations under IRC Section 409A. The Committee established the Executive Deferred Compensation Plan, discussed below, to deliver that same element of the executives' competitive pay packages on a more cost-effective basis for the Company because the benefit is now provided with less tax exposure to the executive under IRC Section

409A. In addition, the Committee designed change of control agreements for executives, including the NEOs, to reduce amounts payable that otherwise would have been subject to an excise tax known as “excess golden parachute payments” as defined under IRC Section 280G and further amended such agreements in Fiscal 2009 in order to comply with IRC Section 409A.
The Committee also is aware that IRC Section 162(m) limits deductions for compensation paid in excess of $1 million. IRC Section 162(m) generally exempts qualifying performance based compensation from the deduction limit if certain conditions are met. Among other requirements, compensation in excess of $1 million must be granted pursuant to performance based goals that are approved by shareholders every five years. In response, the Committee seeks to design much of the total compensation package of the NEOs to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, the Committee reserves the right to design and use compensation elements that may not be deductible within the rules of IRC Section 162(m), if those elements are deemed by it to be in the Company's best interests.

Compensation Design and Elements. In Fiscal 2017, the principal design components of compensation for each NEO other than Mr. Clark whose arrangements are described separately were:

•	base salary;

•	annual incentive awards; and

•	long-term incentives.
Additional elements of the total compensation package for NEOs include executive benefits, perquisites and change of control agreements, as described below. Each component is designed to achieve a specific purpose and to contribute to a total package that is competitive, appropriately performance-based and valued by our executives.
The following table shows the allocation of each NEO's base salary (at the beginning of Fiscal 2017) and annual and long-term incentive compensation opportunities between fixed and performance-based compensation (at Target performance).

Name	Fixed Compensation	Fixed Compensation	Performance- Based Compensation
Michael J. Happe	$550,000	33%	67%
Bryan L. Hughes (1)	450,000	48%	52%
Sarah N. Nielsen (2)	335,000	48%	52%
Donald J. Clark (1)(3)	400,000	(3)	(3)
S. Scott Degnan	335,000	48%	52%
Brian D. Hazelton	450,000	48%	52%

(1)	Messrs. Hughes' and Clark's fixed compensation is shown on an annual basis. They began employment in April 2017 and November 2016, respectively.

(2)	Ms. Nielsen's fixed compensation is shown on an annual basis. Her employment ended in June 2017.

(3)	Mr. Clark's performance-based compensation is described in the Grand Design Management Incentive Plan.

The Committee has no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. However, we believe that a smaller portion of potential total executive compensation should be attributed to base salary because it is a fixed component of total compensation. We alternatively provide the potential for a greater incentive compensation component of total executive compensation, which is based predominately on the performance factors described below. The Committee seeks to overweight incentive compensation that rewards achievement of performance goals that the Committee believes will help the Company, increase the Company's stock price, and improve return to shareholders over time.
Base Salary. The base salary program was designed to compensate NEOs for specific skills and competencies required to perform their respective roles and to provide executive leadership. We provide NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for NEOs are determined for each executive based on his or her position and responsibilities. The base salaries of our executives are also determined by considering such factors as:

•	experience of the executive;

•	time in position;

•	individual performance;

•	level of responsibility for the executive;

•	economic conditions, Company financial performance, financial condition and Company strategic goals; and

•	data from Willis Towers Watson 2017 Compensation Analysis.
In general, base salary determinations are considered each year as part of the Committee's review process as well as upon a promotion or other change in job responsibility. Base salary is also used as the basis for calculating annual and long-term incentive awards and in calculating payments that may be paid upon a change in control, as described below. In Fiscal 2017, base salaries were reviewed by the Committee at its' December Committee Meeting and as necessary throughout the year.

In December, 2016, as a result of a review of performance, consideration of the above referenced factors, and with input made by the CEO, the Committee recommended and approved adjustments to the base annual salary of Ms. Nielsen from $335,000 to $345,050; for Mr. Hazelton from $450,000 to $463,500; and for Mr. Degnan from $335,000 to $345,050. The Committee also approved an adjustment to the base salary of Mr. Happe from $550,000 to $625,000. All of these adjustments to base annual salary were made effective January 2, 2017. The base salary of Mr. Hughes was established at $450,000 upon his start date as CFO in May,

2017. No other adjustments were made to the base annual salaries of the CEO, CFO, or any other NEOs during Fiscal 2017. Mr. Clark's base pay was set pursuant to an employment agreement described above.

Annual Incentive Plan
Officers Incentive Compensation Plan Fiscal Period 2017. All NEOs, with the exception of Mr. Clark who has a separate employment agreement, are eligible for annual incentive awards under our Officers Incentive Compensation Plan Fiscal Period 2017 (the “Officers Incentive Compensation Plan”). The Officers Incentive Compensation Plan is designed to promote our growth and profitability by providing our executives with an incentive to achieve identified short-term corporate profit objectives and to attract and retain such executives who will contribute to the achievement of our growth and profitability.
The Officers Incentive Compensation Plan is a program established to provide for annual measurements of financial performance, with a corresponding opportunity for annual incentive payments based upon financial results measured against performance objectives set by the Committee. The amount of the participants' incentive compensation for the fiscal year is calculated under the Officers Incentive Compensation Plan to be in direct proportion to our financial performance expressed as a percentage (Financial Factor) against compensation targets for each participant as determined by the Committee.
Net sales growth, operating income and working capital were chosen by the Committee as the key financial performance measurements under the Officers Incentive Compensation Plan for Fiscal 2017. The Committee selected these as key financial performance metrics because they are closely aligned with the business strategy:

•	Net Sales Growth - focuses on overall enterprise and business unit growth and also drives customer focus;

•	Operating Income - reinforces the importance of profitable growth across the enterprise; and

•	Working Capital - helps measure overall financial health of the enterprise.

At its October 2016 meeting, the Committee approved the Fiscal 2017 financial performance metrics under the Officers Incentive Compensation Plan as illustrated in the table below:

Financial Performance Metrics	Business Unit	Minimum	Target	Maximum	Actual
Net Sales Growth	Enterprise	23.8%	42.8% - 52.4%	71.4%	58.6%
	Winnebago-Branded Motorhome	1.9%	3.5% - 4.3%	5.8%	(2.7)%
	Winnebago-Branded Towable	8.6%	15.5% - 18.9%	25.8%	40.8%
Operating Income	Enterprise	$87.6M	$104.1M - $115.0M	$131.5M	$125.0M
	Winnebago-Branded Motorhome	$69.3M	$82.2M - $90.9M	$103.9M	$62.7M
	Winnebago-Branded Towable	$5.8M	$6.9M - $7.6M	$8.7M	$12.5M
Working capital	Enterprise	17.0%	15.7% - 15.1%	13.9%	13.7%
	Winnebago-Branded Motorhome	20.1%	18.7% - 17.9%	16.5%	21.6%
	Winnebago-Branded Towable	13.3%	12.3% - 11.9%	10.9%	6.8%

The table below illustrates the bonus opportunity, expressed as a percentage of base salary, for the Officer Incentive Compensation Plan upon achievement of each of the financial performance metrics at threshold, target and maximum:

	Bonus	Total Financial Factors(3)
Officer (1)	Opportunity (2)	Minimum	Target	Maximum
CEO/President	100%	16%	100%	200%
Other NEOs (other than Mr. Clark)	60%	16%	100%	200%

(1)
A participant must be an employee at the end of the fiscal year to be eligible for the incentive except in connection with a Change in Control or as waived by the Committee for retirement, disability, or death.

(2)
The bonus opportunity is calculated by multiplying the above percentages against the total base salary of the NEO earned in the fiscal year. As illustrated above, if the target financial performance metrics are achieved, the total financial factor of 100% would be used and the entire bonus opportunity would be earned (e.g. 100% of base salary of the CEO and President). Any incentives earned under the Officers Incentive Compensation Plan are to be paid out in cash.

(3)
In calculating the financial performance metrics for incentive eligibility under the Officers Incentive Compensation Plan, the financial performance metrics in Fiscal 2017 were weighted 50% to Net Sales growth, 40% to Operating Income, and 10% to Working Capital. The Committee has placed more weight on Net Sales growth and Operating Income due to its belief that both are important measurements as to overall Company profitability and return for shareholders.

The table below reflects the amount paid to NEOs eligible under the Officers Incentive Compensation Plan.

Name	Bonus Opportunity
Michael J. Happe	$902,152
Bryan L. Hughes (1)	134,497
Sarah N. Nielsen (2)	236,693
S. Scott Degnan	359,265
Brian D. Hazelton	207,298

(1)	Mr. Hughes became an officer for the Company in June 2017; the compensation shown is based on his length of employment.

(2)	Ms. Nielsen left the Company in June 2017; the compensation shown is based on her length of employment.

Mr. Clark did not receive a payment as part of the Officers Incentive Compensation Plan described above. Instead, he received a payment as part of the Management Incentive Plan in place in his employment agreement as part of the Grand Design acquisition. The following table reflects the amount paid to Mr. Clark under the Grand Design Management Incentive Plan.

Name	Bonus Opportunity
Donald J. Clark (1)	$2,700,915

(1)	Mr. Clark became an officer for the Company in November 2016; the compensation shown is based on his length of employment.
Beginning with Fiscal 2012, the Committee approved a recoupment or "clawback" provision. In part, the clawback provision in the Officers Incentive Compensation Plan provides for the recoupment of incentive compensation paid in the event the Committee reasonably determines that the performance certified by the Committee, and any payment made to a participant with respect to the Officers Incentive Compensation Plan, including the NEOs, was based on the achievement of financial results that are subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either generally accepted accounting principles or federal securities laws, other than as a result of changes to accounting rules and regulations, the participant, including the NEOs, will be obligated to repay to the Company such amounts as required under any rules or regulations adopted by the SEC under Section 10D(b)(2) of the Exchange Act, any rules or standards adopted by a national securities exchange on which the Company's equity securities are listed, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and as otherwise may be required under applicable law or Company policy, in each case as determined by the Committee.

Long-Term Incentives. We recognize long-term incentive opportunity as an important element of the total executive compensation program for NEOs. Long-term incentives are intended to retain and motivate executives and to encourage a strong link between Management objectives and shareholder long-term interests. Our long-term incentives include the Officers Long-Term Incentive Plan (the "Long-Term Incentive Plan") described below, together with long-term incentives provided through grants of stock options and restricted stock.
Officers Long-Term Incentive Plan. All NEOs, with the exception of Mr. Clark are eligible for incentive awards under the Long-Term Incentive Plan (the "Long-Term Incentive Plan"). Each year, the Committee establishes a three-year performance plan to promote our long-term growth and profitability and to attract and retain executives by providing the officers an opportunity for an incentive award consisting of restricted shares of the Company's Common Stock in order to encourage stock ownership and promote the Company's long term growth and profitability. Under the Long-Term Incentive Plan, the amount of an NEO's incentive compensation for the three-year period is calculated to be in direct linear proportion to our measured financial performance expressed as a percentage against compensation targets for each participant, as approved by the Committee. NEOs may be entitled to earlier vesting of awards under the Long-Term Incentive Plan in the event of a "Change of Control" (as defined in the Long-Term Incentive Plan), or as otherwise specified by the Committee upon retirement, for example. See "Potential

Payments upon Termination or Change of Control - Long-Term Incentive Plan Payments" below.
The awards for achieving results under these overlapping but separate Long-Term Incentive Plans may vary by each three-year period and by NEO. In general, the awards are based upon our financial performance as measured against the specific three-year plan established by the Committee. The Committee has established financial measurements and awards for each specific three-year plan (as defined below).
The Committee selected the metric of ROE to be utilized for the Fiscal 2015-2017 and Fiscal 2016-2018 Long-Term Incentive Plans reflected below. The Committee used the metric of ROE, which is an additional financial metric separate from the metrics utilized under the Officers Incentive Compensation Plan, provides for a complete measurement of the NEOs effectiveness and the value created for shareholders on a long-term basis. In addition, the Committee determined that awards, if any, under the Long-Term Incentive Plans would be made solely in restricted stock subject to a one-year holding period, in order to encourage stock ownership and promote our long-term growth and profitability and mitigate risk. The value of the stock awards are taxable to the NEO upon grant and deductible by the Company for the tax purposes at that time.
The formula used to determine ROE for the Long-Term Incentive Plans is the average of annual stockholders equity for the three year time-frame as defined by the respective plans divided by the corresponding three year cumulative net income. For Fiscal 2015-2017 the Long-Term Incentive Plan provides for a bonus of 25% of the annualized base salary at the beginning of the performance period to be awarded in restricted stock if the target ROE is achieved. Beginning with the Fiscal 2016-2018 plan the target changed to 100% of the annualized base for the CEO and 50% of the annualized base for other NEOs other than Mr. Clark. The annualized salary figure utilized for measurement is the salary in place for each participant as defined in the respective plan.
For Fiscal 2017-2019 the Committee will use the following financial metrics: Enterprise Operating Income; Enterprise Net Sales Growth; and Return on Invested Capital. The long-term incentive amount for the executive officers except for the CEO provides for an opportunity of 50% of the annualized base salary (Target) converted to a set number of performance shares based on stock price at the beginning of three-year plan to be issued at 100% (Target) achievement of the financial long-term objectives at the end of the three-year plan. The incentive for the CEO provides for an opportunity of 100% of the annualized base salary (Target), converted to a set number of performance shares based on stock price at the beginning of the three-year plan to be issued at 100% (Target) achievement of the financial long-term objectives at the end of the three-year plan.

The table below reflects some of the key parameters of the Long-Term Incentive Plan as approved by the Committee:

Long-Term Incentive Plans	Date Approved	Bonus Percentage			ROE (3 year cumulative)			Actual ROE
		Minimum	Target	Maximum	Minimum	Target	Maximum
Fiscal 2015-2017 (the "2015-2017 Plan")	6/17/14	10%	100%	150%	16.3%	20.4%	26.3%	18.7%
Actual ROE for the 2015-2017 Plan was 18.7%, thus 62.7% of the bonus opportunity was achieved. The table below reflects the amount paid to eligible NEOs under the 2015-2017 Plan.

Name	Target Opportunity (1)	Value of 2015-2017 Plan Award (2)
S. Scott Degnan(3)	$73,903	$46,337

(1)
The Long-Term Incentive Plan target for 2015-2017 provides for a bonus (Target) of 25% of the annualized base salary to be awarded in restricted stock if the Target ROE is achieved. The annualized salary figure utilized for measurement is the salary in place for each participant as of September 2014. Effective with the 2017-2019 Long Term Incentive Plan, the target opportunity will be 50% of the base salary (100% of base for CEO) converted to performance shares at beginning of performance period.

(2)	Shares of common stock subject to a one-year holding period was awarded on October 17, 2017 based on the value as presented above and a closing price of $43.55 per share.

(3)	Only Mr. Degnan is eligible under the 2015-2017 Plan.
2014 Omnibus Equity, Performance Award and Incentive Compensation Plan (the "2014 Plan"). The 2014 Plan was approved by the Board and ratified by shareholders at the 2013 Annual Meeting. The 2014 Plan replaced the 2004 Plan after its ten-year expiration. The 2014 Plan, like the 2004 Plan, was adopted to reward key employees and Non-Employee Directors by providing for certain cash benefits and additional means for those individuals to acquire Common Stock of the Company. The objective of the 2014 Plan is to further the Company's interests and those of our shareholders by providing incentives to key employees and Non-Employee Directors who contribute materially to our success and profitability. Additionally, we believe that the 2014 Plan serves to attract and retain certain key employees and Non-Employee Directors.
The 2014 Plan provides that employees and Non-Employee Directors may receive certain “Stock Awards,” “Performance Awards” and “Stock Options,” each as defined under the 2014

Plan. Terms, conditions and limitations applicable to any awards granted under the 2014 Plan are set by the Committee.
Use of Stock. We have utilized stock awards to complement stock options and other 2014 Plan awards as a basis for long-term equity incentive compensation. The Committee recognizes that competitive market practices have resulted in an increased use of restricted stock awards as a part of total executive compensation strategy. Our stock awards are intended to retain and motivate officers or employees, including NEOs, to seek to improve long-term stock market performance and to enhance shareholder value by placing a portion of their compensation at risk and directly tied to our stock price performance thereby aligning executives and shareholders' interests. The Committee believes that stock grants serve as a critical element of long-term compensation plan design. Stock awards provide for an effective recruitment and retention tool, inspire increased motivation by providing ownership, maintain motivation because of intrinsic value even during periods of stock price fluctuations and further align the interests of Management and the shareholders.

From time to time, we make stock awards to NEOs pursuant to the 2014 Plan subject to a required holding period. The 2014 Plan provides that any Performance Award must have a one-year holding period to effectively motivate executives, including the NEOs, and key personnel participants and to share risk with shareholders.
Restricted Stock Grants. On October 11, 2016, the Committee approved a grant award of shares of the Company's restricted common stock under the 2014 Plan to the Company's Key Management Group (senior level managers) including the NEOs other than Mr. Clark. The awards were made in acknowledgement of the hard work and dedication put forth by this management group, to inspire increased motivation by providing ownership, further align the interests of management and the shareholders and to continue to serve as a recruitment and retention tool. In addition, 4,000 and 10,000 shares were granted to Mr. Hazelton and Mr. Hughes, respectively, when they joined the Company. These amounts are included in the totals listed in the following table.
The value of the restricted stock is based upon the closing price of the Company's Common Stock on the date of grant. The NEOs received restricted stock grants pursuant to the actions described above in the following amounts:

Name	Shares granted in Fiscal 2017	Value (1)
Michael J. Happe	13,300	$370,937
Bryan L. Hughes	10,000	280,500
Sarah N. Nielsen	5,200	145,028
S. Scott Degnan	5,200	145,028
Brian D. Hazelton	11,000	292,110

(1)	Based on the closing price of the Company's common stock on August 29, 2016 of $24.22, October 11, 2016 of $27.89 and May 15, 2017 of $28.05.
Pursuant to each restricted stock award agreement between the Company and each NEO, the restricted stock grants vest in annual increments of one-third. NEOs are entitled to receive dividends declared on the restricted stock beginning from the time the restricted stock is granted regardless of the vesting schedule of the restricted stock grants. In addition, NEOs may be entitled to earlier vesting upon a "change in control," as defined in the 2014 Plan, or if the award recipient has at least five consecutive years of service with the Company or any subsidiary and his or her employment is terminated due to voluntary retirement at age 60 or older, disability or death. Unvested awards of restricted stock will immediately terminate as a result of a recipient's involuntary termination of employment with the Company or any subsidiary.

Stock Ownership Guidelines. In 1999, the Committee adopted Stock Ownership Guidelines for executives. In general, each executive has five years from the date he or she becomes an executive to accumulate the appropriate number of shares. The purpose of the guidelines is to encourage our executive officers to own and retain Company shares, thereby aligning their interests with our shareholders. Although these guidelines are not mandatory, executive officers are strongly encouraged to follow them. However, special personal circumstances may require an executive officer to depart from the guidelines.

The table below describes the ownership guidelines for the NEOs and the number of shares beneficially owned as of October 17, 2017 (not including exercisable stock options).

Name	Ownership Guidelines- Percentage of Annual Salary(1)	Value of Ownership Guidelines (1)	Actual Shares Beneficially Owned (2)		Value of Shares Beneficially Owned (2)		Percentage of Annual Salary Attained(2)
Michael J. Happe	400%	$2,500,000	21,682		$944,251		151%	(3)
Bryan L. Hughes	250%	1,125,000	10,000		435,500		97%	(3)
Sarah N. Nielsen	250%	862,625	55,334	(4)	2,409,796	(4)	698%
Donald J. Clark	250%	1,000,000	764,246	(5)	33,282,913	(5)	8,321%	(3)
S. Scott Degnan	250%	862,625	35,549		1,548,159		449%
Brian D. Hazelton	250%	1,158,750	11,378		495,512		107%	(3)

(1)	Based upon the annual base salary in effect for each of the NEOs as of August 26, 2017.

(2)	Based upon the closing market price of $43.55 per share, the Company's Common Stock as quoted on the NYSE on October 17, 2017.

(3)
Messrs. Happe, Hughes, Clark and Hazelton became officers for the Company in January 2016, June 2017, November 2016 and August 2016, respectively. The guidelines provide for a five year period in which to attain the guideline level of stock ownership.

(4)	Ms. Nielsen's ownership is as of June 27, 2017.

(5)	Mr, Clark received 764,246 shares of our common stock in connection with our acquisition of Grand Design in November 2016.
Stock Options. Stock option grants are intended to retain and motivate NEOs to seek to improve long-term stock market performance and enhance shareholder value by placing a portion of an NEOs compensation at risk and directly tied to stock price appreciation. Select NEO's were granted stock options as outlined in the tables in the Compensation Tables section. These options can be exercised over ten years and vests over three years in equal installments.
Under the 2014 Plan, incentive and non-qualified stock options may be granted at any time for new hires, promotions or other compensation-based reasons as determined by the Committee. Options are exercisable at such time or times and in such amount or amounts as determined by the Committee, generally vesting over a three-year period in one-third increments per year, with the term of stock options extending no more than ten years after the grant date.
In addition, NEOs may be entitled to earlier vesting of stock option awards under the 2014 Plan in the event of a “change in control” (as defined in the 2014 Plan), disability, termination of employment or death. See “Potential Payments upon Termination or Change of Control—2014 Incentive Compensation Plan Payments” below. Additional vesting rules apply to incentive stock options and non-qualified options under the 2014 Plan pursuant to individual option award agreements entered into between each stock option grantee and the Company on the date of the stock option grant.

Benefits. Our NEOs are eligible to participate in the same benefit plans designed for all of our full-time employees. The basic insurance package includes health, dental, disability and basic group life insurance coverage. Under our Long-Term Disability Plan, salaried employees are eligible for a monthly benefit based upon 60% of pre-disability earnings, up to a maximum monthly benefit of $10,000.
Except as specifically summarized in this Compensation Discussion and Analysis, we do not currently provide retirement payments and benefits for NEOs following his or her retirement, including, but not limited to, tax-qualified defined benefit plans and supplemental executive retirement plans.
Profit Sharing and Deferred Savings and Investment Plan. We maintain a 401(k) plan, the Winnebago Industries, Inc. Profit Sharing and Deferred Savings and Investment Plan (the “401(k) Plan”), which is a tax-qualified defined contribution plan maintained for the benefit of substantially all hourly and salaried employees, including our executives. The 401(k) Plan offers NEOs and all other employees the opportunity to defer a percentage of income that is a part of their base compensation. As of January 1, 2016, the Company matching contribution is $0.35 per $1.00 of employee contribution, up to 6% of the base compensation deferred by employees (subject to IRS limits and non‑discrimination testing). Although executives, including the NEOs, are eligible to participate in the 401(k) Plan, the application of the annual limitation on contributions under the IRC prevents executives from participating at the same level as non-executives. This compensation element is tax-deferred and is not intended to affect the value of any other compensation element.
Executive Deferred Compensation Plan (2007) (Non-Qualified Deferred Compensation Plan). In 2006, the Board adopted the Winnebago Industries, Inc. Executive Deferred Compensation Plan (as amended and restated, the “Executive Deferred Compensation Plan”). The Executive Deferred Compensation Plan permits executive officers, including the NEOs, to defer a portion of their salary and all or a portion of their cash incentive award compensation. The Executive Deferred Compensation Plan became effective as of January 1, 2007 and applies to compensation paid to participants on and after such date. The Executive Deferred Compensation Plan was amended and restated effective in 2011 to clarify administrative procedures and further substantiate compliance under IRC 409A.
Under the Executive Deferred Compensation Plan, executive officers and certain key employees may annually choose to defer up to 50% of their salary and up to 100% of their cash incentive awards. The Committee may, from time to time and in its sole and absolute discretion, select the available investments in which a participant's deferred benefit account may be deemed invested (“Available Investments”).
Each participant may designate the Available Investments in which his or her deferred benefit account will be deemed invested, and the percentage of his or her deferred benefit account that will be invested in each Available Investment, for purposes of determining the amount of earnings or losses to be credited or debited to his or her deferred benefit account.
A participant in the Executive Deferred Compensation Plan will, upon the first to occur of the following events, be entitled to a payment (a “Deferred Benefit”) equal to the amount of his or her deferred benefit account as of the determination date coinciding with such event:

•	date certain (which must be selected by the participant in his or her participation agreement and which cannot be changed except as otherwise provided in the Executive Deferred Compensation Plan);

•	separation from service;

•	disability;

•	death; or

•	change in control.
Under the Executive Deferred Compensation Plan, we are required to pay to the participant (or the participant's beneficiary), his or her Deferred Benefit in one of the following forms (as elected in the participation agreement filed by the participant with the administrator of the Executive Deferred Compensation Plan):

•	a lump-sum payment; or

•
a monthly payment of a fixed amount which shall amortize the participant's Deferred Benefit in equal monthly payments of principal and interest over a period from 2 to 120 months (as selected by the participant on his or her participation agreement); in the event of death, disability or change in control, we are required to pay to the participant (or the participant's beneficiary) the total value of his or her Deferred Benefit in a lump-sum payment.

In the absence of a participant's election as to the form of the payout, a participant's Deferred Benefit account will be paid over a 120-month period.
The Executive Deferred Compensation Plan was established to provide a replacement to several of the executive non-qualified deferred compensation programs that, as described above, were previously frozen. The Committee believed that it was important to provide a current program that would permit executives to defer a portion of their compensation on a voluntary basis to supplement future retirement income due to contribution limitations on our qualified 401(k) Plan.
Perquisites. We provide NEOs with limited perquisites that the Committee believes are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. We avoid most of the perquisites provided to executives at many other companies. The Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs. Based upon this periodic review, perquisites are awarded or adjusted on an individual basis. NEOs are not automatically awarded all, or in equal amounts, perquisites granted by the Company.
Executive Physical. In an effort to encourage executives to monitor and maintain good health, we pay for voluntary annual physical examinations for executives, including the NEOs.
Motorhome Use. Our executives, including NEOs, have the opportunity to utilize our motorhomes on a periodic and temporary basis. We encourage the executive to have a first hand understanding of the recreational vehicle lifestyle experienced by our customers and to provide the executive with the opportunity to evaluate product design and efficiency.
Company Aircraft. Our aircraft is intended to be used only in the conduct of official company business. When our aircraft makes flights in the conduct of company business, NEOs while not on official company business as well as other passengers who are not company employees may occupy seats only when approved by the CEO. Occasionally, spouses or guests of NEOs may accompany the executive on a flight or may occupy an available seat on the aircraft. As appropriate, imputed cost of aircraft use is treated as compensation and reported according to IRS regulations. In Fiscal 2017, none of the NEOs utilized our aircraft for personal use.
Other Matters

Impact of Prior Compensation and Consideration of Company's Fiscal 2016 “Say-on-Pay” Vote. In general, prior compensation did not serve to increase or decrease Fiscal 2017 compensation amounts paid to NEOs. The Committee considers NEO compensation on a yearly basis and a three (3) year period under the Officers Long Term Incentive Plan. The Committee's primary focus is on achieving the Company's compensation philosophy and objectives described above.
The Committee considers the results of the annual shareholder advisory “say-on-pay” vote along with other factors in connection with discharging its responsibilities relating to the Company's executive compensation program. As a result of last year's advisory “say on pay” vote, which received approval from approximately 76% of the Company's shareholders who cast votes to approve the compensation program described in last year's proxy statement, the Committee did not make any material changes to the amounts and types of executive compensation for Fiscal 2017 other than as described above in connection with Mr. Happe's and Mr. Clark's employment agreements.
Severance Payments. The compensation package of each NEO also provides for special payments and accelerated vesting of other compensation opportunities upon termination of employment or in specified circumstances involving significant reduction of duties or in working conditions. We have entered into change of control agreements with each of the NEOs and certain other executive officers (collectively, “Executive Change of Control Agreements”).
The Executive Change of Control Agreements generally provide that, in the event of a termination of the executive's employment (for a reason other than death, disability, willful misconduct, normal retirement or, under certain circumstances, a voluntary termination of employment by the executive) within three years of a change of control, such executive will receive a cash payment and certain other benefits.
The Committee believes these agreements are an important part of the total executive compensation program because they protect our interest in the continuity and stability of the executive group. The Committee also believes that these agreements reduce the executives' interest in working against a potential change of control and help to keep them focused on minimizing interruptions in business operations by reducing any concerns they may have of being terminated prematurely and without cause during any ownership transition. See “Potential Payments upon Termination or Change of Control-Executive Change of Control Agreements” below for additional detail.
We have not provided any executives with additional agreements regarding severance with the exception of the Executive Change of Control Agreements and vesting of previously granted awards, the CEO Employment Agreement and Mr. Clark's employment agreement referenced above.
Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this Proxy Statement, in whole or in part, the following Winnebago Industries Human Resources Committee Report on Compensation Discussion and Analysis shall not be deemed to be incorporated by reference into any such filings.

Human Resources Committee Report
The Human Resources Committee (the “Committee”) discharges the Board's responsibilities relating to compensation of the Company's executive officers. The Committee approves and evaluates all compensation of executive officers, including salaries, bonuses, and compensation plans, policies and programs.
The Committee also fulfills its duties with respect to the Compensation Discussion and Analysis and Human Resources Committee Report on Compensation Discussion and Analysis

portions of the Proxy Statement, as described in the Committee's Charter.

The Compensation Discussion and Analysis has been prepared by Management. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation. The Compensation Discussion and Analysis is not a report or disclosure of the Committee.

The Human Resources Committee of Winnebago Industries, Inc.'s Board of Directors:

•	has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement and the 2017 Form 10-K with Management; and

•
based on such review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the 2017 Form 10-K.

Human Resources Committee:
William C. Fisher, Chair
Robert M. Chiusano
Christopher J. Braun
John M. Murabito

Human Resources Committee Interlocks and Insider Participation. The current members of the Human Resources Committee of the Board of Directors, Messrs. Fisher, Chiusano, Braun, and Murabito, were not at any time during Fiscal 2017 or at any other time a Winnebago Industries officer or employee, and no member had any relationship with the Company requiring disclosure under applicable SEC rules. No executive officer has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or the Human Resources Committee during Fiscal 2017.

Compensation Tables and Narrative Disclosure

SUMMARY COMPENSATION TABLE
The following tables set forth compensation information for our NEOs for services rendered in all capacities to Winnebago Industries and its subsidiaries in Fiscal Years 2017, 2016, and 2015, except that the compensation information for Messrs. Hughes, Clark, and Hazelton is not included for Fiscal 2016 and 2015 as they were not among the NEOs included in the Summary Compensation Table of our proxy statements for those years. As previously discussed, Messrs. Clark and Hughes joined the Company in October 2016 and April 2017, respectively, thus the table below reflects their Fiscal 2017 compensation for a partial year. Refer to the “Compensation Discussion and Analysis” above for an explanation of the elements used in setting the compensation for our NEOs and for information relating to executive management changes relating to certain of the NEOs during Fiscal 2017. None of the NEOs received above market non-qualified deferred compensation earnings (as defined by the SEC) in Fiscal 2015 through 2017.

Name	Year	Salary	Total Stock Awards(1)	Incentive Plan Compensation(2)	Management Incentive Plan Compensation	All Other Compensation	Total
Michael Happe	2017	$599,038	$370,937	$902,152	$—	$137,165	$2,009,292
President, CEO	2016	338,461	279,340	225,280	—	332,218	1,175,299
Bryan L. Hughes	2017	148,846	280,500	134,497	—	156,370	720,213
Vice President, CFO
Sarah N. Nielsen	2017	261,944	145,028	236,693	—	636,734	1,280,399
Former Vice President, CFO	2016	335,000	434,178	133,786	—	14,783	917,747
	2015	287,370	231,677	59,074	—	8,660	586,781
Donald J. Clark	2017	330,769	—	—	2,700,915	—	3,031,684
President, CEO of Grand Design
S. Scott Degnan	2017	341,571	218,931	359,265	—	317,143	1,236,910
Vice President and General	2016	309,614	431,422	123,647	—	16,288	880,971
Manager, Towables	2015	295,611	237,010	60,769	—	5,375	598,765
Brian D. Hazelton	2017	458,827	292,110	207,298	—	123,089	1,081,324
Vice President and General
Manager, Motorhomes

(1)	The table below illustrates the three categories of stock awards as presented above:

			Performance-Based Plans
Name	Fiscal Year	Non-Performance- Based Restricted Stock Grant(a)	Annual Incentive Plans(b)	Long-Term Incentive Plans(c)	Total Stock Awards
Michael J. Happe	2017	$370,937	$—	$—	$370,937
	2016	166,700	112,640	—	279,340
Bryan L. Hughes(d)	2017	280,500	—	—	280,500
Sarah N. Nielsen(e)	2017	145,028	—	—	145,028
	2016	297,750	66,678	69,750	434,178
	2015	109,650	57,474	64,553	231,677
S. Scott Degnan	2017	145,028	—	73,903	218,931
	2016	297,750	61,922	71,750	431,422
	2015	109,650	59,122	68,238	237,010
Brian D. Hazelton(f)	2017	292,110	—	—	292,110

(a)
These amounts represent non-performance based restricted stock granted pursuant to the 2004 and 2014 Plans computed in accordance with ASC 718. The grant date fair value of each of the non-performance based awards was determined at the closing price of the Company's shares on the NYSE on the grant date without regard to estimated forfeitures related to service-based vesting conditions.

(b)
The amounts reported in this column do not reflect actual compensation realized by the NEOs in 2015 and 2016. These amounts represent the fair value of each of the annual performance-based awards required to be paid in stock subject to a one-year holding period under the respective annual Officers Incentive Compensation Plans for 2015 and 2016. The 2017 Annual Incentive Plan had no stock component; it was all cash.

(c)
The amounts reported in this column do not reflect actual compensation realized by the NEOs and are not a guarantee of the amount that the NEO will actually receive. These amounts represent the fair value of each of the performance-based long-term awards required to be paid in stock under the respective Officers Long-Term Incentive Plan, as described under "Compensation Discussion and Analysis" above. The fair value was determined based on Management's estimate of the achievement level of the performance conditions measured as of the grant date. For information regarding the terms of the awards, the criteria for determining the amounts payable and the accrual amount payable in Fiscal 2017, see "Compensation Discussion and Analysis-Long-Term Incentives." The grant date fair value of the performance stock awards granted to NEOs for Fiscal 2017 assuming that the Company's performance will be at the levels that would result in a maximum payout under those awards is as follows: Mr. Degnan - $73,903.

(d)	Mr. Hughes joined the Company in April 2017.

(e)	Ms. Nielsen left the Company in June 2017.

(f)	Mr. Hazelton joined the Company in August 2016.

(2)
These amounts represent actual annual incentive plan award payouts made in cash to NEOs under the 2015, 2016 and 2017 Officers Incentive Compensation Plans. See “Compensation Discussion and Analysis” for further discussion on how amounts were determined for Fiscal 2017.

GRANTS OF PLAN-BASED AWARDS TABLE
The following table provides additional information relating to plan-based awards granted to our NEOs in Fiscal 2017. Actual payouts were made to the NEOs under the 2014 Plan and the 2017 annual Officers Incentive Compensation Plan ("OICP") and the 2015-2017 Long-Term Incentive Plan ("2017 LTIP") as discussed under "Compensation Discussion and Analysis-Annual Incentive Plan" above.

	Plan Name(1)(2)	Grant Date (3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards (#)	All Other Option Awards Under-lying Securities (#)	Exercise or Base Price of Option Awards ($/Sh)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Michael J. Happe	2014 Plan	10/11/16								13,300	$27.89
	2014 Plan	10/11/16							13,000		27.89
	2014 Plan	12/13/16								17,000	11.70
	2017 OICP		88,000	550,000	1,100,000
	2019 LTIP	10/11/16				55,000	550,000	825,000
Bryan L. Hughes	2014 Plan	5/15/17							10,000	—	28.05
	2017 OICP		14,289	89,308	178,616				—		—
	2019 LTIP	10/11/16				7,442	74,423	111,635	—		—
Sarah N. Nielsen	2014 Plan	10/11/16								5,200	27.89
	2014 Plan	10/11/16							5,200		27.89
	2014 Plan	12/13/16							2,500		35.50
	2017 OICP		32,160	201,000	402,000
	2019 LTIP	10/11/16				16,750	167,500	251,250
S. Scott Degnan	2014 Plan	10/11/16								5,200	27.89
	2014 Plan	10/11/16							5,200		27.89
	2017 OICP		32,160	201,000	402,000
	2019 LTIP	10/11/16				16,750	167,500	251,250
Brian D. Hazelton	2014 Plan	8/29/16							4,000		24.22
	2014 Plan	10/11/16								7,000	27.89
	2014 Plan	10/11/16							7,000		27.89
	2017 OICP		43,200	270,000	540,000
	2019 LTIP	10/11/16				22,500	225,000	337,500

(1)
2017 OICP targets annual performance against goals established by the Committee. Awards under the 2017 OICP are payable in cash. The applicable Threshold, Target and Maximum amounts presented above represent such cash and dollar value, respectively, of stock subject to a one-year holding period for the 2017 OICP.

(2)
2019 LTIP refers to our Officers Long-Term Incentive Plan Fiscal Three-Year Period 2017-2019. For each of the NEOs, the Threshold, Target and Maximum amounts under the 2019 LTIP represent potential restricted stock payments that are measured over a three-year performance period from August 30, 2016 through August 25, 2019. See “Compensation Discussion and Analysis-Long-Term Incentive Plans Fiscal 2015-2017” for information regarding the terms of the stock awards subject to a one-year holding period, the description of the performance-based vesting conditions and the criteria for determining the amounts payable.

(3)	The Human Resource Committee approved the 2017 OICP and 2019 LTIP plans on October 11, 2016, effective as of August 28, 2016.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Executive Employment Arrangements
None of the current NEOs has an employment agreement except for Mr. Happe and Mr. Clark as previously discussed. However, all NEOs have an Executive Change of Control Agreement that provides the executive with three-year severance benefits in the event he or she ceases to be employed by the Company within three years of a “Change of Control,” as defined in the agreement. Discussion of the payouts provided for under various termination situations is set forth in the section “Potential Payments upon Termination or Change of Control” below.
Base Salary
In general, the Committee annually reviews and adjusts base pay, in keeping with the overall objectives, pay philosophy and relative position with comparable companies, as discussed in more detail in the “Compensation Discussion and Analysis-Base Salary” above.
Stock Awards
Grants of restricted stock and stock options, the ASC 718 grant date fair value of which is disclosed in the Summary

Compensation Table, begin vesting annually in increments of one-third beginning one year from the date of grant for restricted stock grants. Restricted Stock grants and stock option awards are subject to earlier vesting in the event of a Change of Control or termination of employment, as set forth in the section “Potential Payment upon Termination or Change of Control” below.
Annual Incentive Plan
In addition to base salary, each NEO is eligible to receive, subject to certain financial performance metrics, a target annual incentive cash award equal to a percentage of his or her annual base salary, which is discussed in the “Compensation Discussion and Analysis-Annual Incentive Plan” above.

Long-Term Incentive Plans
This element of compensation, including payouts made in Fiscal 2015 and Fiscal 2016, is described in the “Compensation Discussion and Analysis-Long-Term Incentives” above. See “Compensation Discussion and Analysis” for further information regarding the terms of awards reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table and for discussions regarding officer stock ownership guidelines, incentive compensation awards, and allocations between short-term and long-term compensation.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE
The following table provides information regarding the outstanding equity awards held by each of the NEOs as of August 26, 2017:

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Exercisable Options (#)	Number of Securities Underlying Unexercised Exercisable Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)
Michael J. Happe	—	13,300	$27.89	10/11/26	19,967	$689,860
	3,333	6,667	16.67	1/18/26
	—	17,000	35.50	12/13/26
Bryan L. Hughes	—	—	—	—	10,000	345,500
Donald J. Clark	—	—	—	—	—	—
S. Scott Degnan	—	5,200	27.89	10/11/26	16,867	582,755
Brian D. Hazelton	—	7,000	27.89	10/11/26	11,000	380,050

(1)	Represents Company stock options awarded under the 2014 Plan. Exercise price is the closing stock price on the date of grant.

(2)	Unvested restricted stock awarded to NEOs in Fiscal 2015, Fiscal 2016 and Fiscal 2017 pursuant to the 2014 and 2004 Plans.

(3)
Shares of restricted stock generally vest in one-third increments beginning one year from the date of grant. A discussion of the vesting of awards provided for under various termination situations is set forth in the section “Potential Payments upon Termination or Change of Control” below.

(4)
Amount is calculated by multiplying the number of restricted shares that have not vested by the closing price of the Company's Common Stock ($34.55) as quoted on the NYSE on August 25, 2017, the last trading day of Fiscal 2017.

OPTION EXERCISES AND STOCK VESTED TABLE
The following table provides the amounts received before payroll withholding taxes upon the exercise of options or similar instruments or the vesting of stock or similar instruments during the most recent fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael J. Happe	—	—	7,372	219,970
Sarah N. Nielsen	—	—	22,193	677,457
S. Scott Degnan	—	—	12,920	360,989

(1)
Valued at the closing market price of the Company's Common Stock of $27.89, $27.84, $28.19, $28.19, $32.20, $34.20 as quoted on the NYSE on the vesting dates of October 11, 2016, October 13, 2016, October 15, 2016, October 16, 2016, January 18, 2017 and June 27, 2017, respectively.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table discloses contributions, earnings and balances under non-qualified deferred compensation plans for each NEO.

			FY 2017 Activity
Name	Plan Name	Aggregate Balance at Aug 27, 2016	Executive Contributions	Aggregate Earnings	Aggregate Withdrawals/Distributions	Aggregate Balance at Aug 26, 2017(1)
Sarah N. Nielsen	Executive Deferred Compensation Plan	$47,167	$26,757	$13,805	$—	$87,729

(1)	Represents the market price of the financial instruments as of August 26, 2017.

The Executive Deferred Compensation Plan permits NEOs to defer a portion of their salary and all or a portion of their cash incentive award compensation. The Executive Deferred Compensation Plan was effective as of January 1, 2007 and applies to compensation paid to participants on and after such date. See “Compensation Discussion and Analysis-Executive Deferred Compensation Plan 2007 (Non-Qualified Deferred Compensation Plan)” for a description of this plan.

Potential Payments upon Termination or Change of Control

Executive Change of Control Agreements

During Fiscal 2001, the Board of Directors approved Executive Change of Control Agreements for certain executive officers and, at later dates, approved agreements for certain other executive officers, including NEOs, not previously a party to an Executive Change of Control Agreement. In December 2008, the Board of Directors approved amendments to the Executive Change of Control Agreements primarily to comply with the enactment of IRC Section 409A, while still preserving material terms of the Company's agreement with each executive (the Executive Change of Control Agreements, as amended, “Agreements”).

The purpose of the Agreements is to reinforce and encourage executives to remain with the Company, to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change of control of the Company. The Agreements provide that in the event of a “Change of Control” of the Company, as that term is defined in the Agreements, each such executive (provided such Change of Control occurs when the executive is in the employ of the Company) would receive, in the event he or she ceases to be employed by the Company within three years following a Change of Control of the Company (for a reason other than death, disability, willful misconduct, normal retirement or, under certain circumstances, a voluntary termination of employment by the executive), a lump-sum equal to three times the average of the aggregate annual compensation paid to the executive during the three fiscal years preceding the Change of Control. The executives also receive annual and long-term incentive payments upon a Change in Control event if there is no termination of employment upon Change in Control. This multiple was arrived at by the Committee after an analysis of certain Compensation Peers change of control agreements at the time these agreements were initially developed.

In addition, under the Agreements, if it is determined that any payment or distribution made to the executive would be subject to a federal excise tax, we would pay to the executive an additional payment (a “gross-up benefit”) so that he or she would not be subject to a net reduction in compensation due to the imposition of the excise tax. All Agreements entered into after Fiscal 2012 no longer contain the "gross-up benefit".

Under the Agreements, a “Change of Control” occurs when (i) any person becomes an “acquiring person” (as defined below) or (ii) individuals who shall qualify as Continuing Directors (as defined below) shall have ceased for any reason to constitute at least a majority of our Board of Directors; provided, however, that in the case of either clause (i) or (ii) a Change of Control shall not be deemed to have occurred if the event shall have been approved prior to the occurrence thereof by a majority of the Continuing Directors who shall then be members of such Board of Directors. “Continuing Director” means (i) any member of our Board of Directors, while such person is a member of the Board, who is not an affiliate or associate of any acquiring person or of any such acquiring person's affiliate or associate and was a member of the Board prior to the time when such acquiring person shall have become an acquiring person and (ii) any successor of a Continuing Director, while such successor is a member of the Board, who is not an acquiring person or any affiliate or associate of any acquiring person or a representative or nominee of an acquiring person or of any affiliate or associate of such acquiring person and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors. An "acquiring person" means any person or any individual or group of affiliates or associates of such person who acquires beneficial ownership, directly or indirectly, of 20% or more of the outstanding stock of the Company if such acquisition occurs in whole or in part following the date of that person's agreement.

Annual Incentive Plan Payments

In the event of a “Change in Control” (as defined in the Officers Incentive Compensation Plan), participants are entitled to receive awards within 15 days of the effective date of the Change in Control based upon the Committee's estimate of our financial performance through the end of the fiscal year in which such Change in Control occurs and such payment is not dependent upon termination of employment. A participant must be employed by the Company at the end of the fiscal year to be eligible for annual incentive payments, except for a Change in Control as described above or as determined by the Committee for normal retirement, disability and death.

Long-Term Incentive Plan Payments

In the event of a “Change in Control” (as defined in each of the Long-Term Incentive Plans) participants are entitled to receive awards within 15 days of the effective date of the Change in Control based on the Committee's estimate of our financial performance through the end of the Long-Term Incentive Plan three-year fiscal period in which such Change in Control occurs. A participant must be employed by the Company at the end of the three-year fiscal period to be eligible for any long-term incentive award, except for a Change in Control as described above or as waived by the Committee.

2004 Incentive Compensation Plan and 2014 Incentive Compensation Plan Payments

Restricted Stock. Pursuant to restricted award agreements entered into by each NEO other than Mr. Clark, unvested awards of restricted stock will immediately vest to NEOs under the following circumstances:

•
if the NEO's termination of employment is due to his or her retirement and occurs after at least five consecutive years of employment with the Company, any unvested awards of restricted stock immediately vest if the participant is at least 60 years of age;

•
if the NEO's termination of employment is due to his or her disability (as defined in the applicable Plan) and occurs after at least five consecutive years of employment with the Company, any unvested awards of restricted stock immediately vest; and

•
if the NEO's termination of employment is due to his or her death and occurs after at least five consecutive years of employment with the Company or any subsidiary, any unvested awards of restricted stock shall immediately vest.

In addition, any restricted shares that are not vested under either the 2004 or 2014 Plan will vest upon a “Change of Control” (as defined in the applicable Plan) of the Company. In all other circumstances, in the event that a NEO ceases to be employed by the Company or any subsidiary, any unvested awards held by such grantee will terminate and thereafter, be null and void.

Stock Options

Any options not vested under the 2014 Plan will vest upon a “Change of Control” (as defined in the 2014 Plan) of the Company, pursuant to the terms of the 2014 Plan. In the event that a NEO ceases to be employed by the Company, stock options held by such NEO will vest as follows:

•
if the NEO's termination of employment is due to his or her retirement, and occurs after at least five consecutive years of employment with the Company, the stock options become vested in full and immediately exercisable for a period of three months following such termination of employment for incentive stock options and for a period of ten years after any stock option grant date for non-qualified stock options;

•
if the NEO's termination of employment is due to his or her disability and occurs after at least five consecutive years of employment with the Company, the stock options become vested in full and immediately exercisable for a period of one year following such termination of employment for incentive stock options and for a period of ten years after any stock option grant date for non-qualified stock options; and

•
if the NEO's termination of employment is due to his or her death and occurs after at least five consecutive years of employment with the Company, the options shall become vested in full and immediately exercisable by the NEO's estate or legal representative for a period of one year following such termination of employment and shall thereafter, terminate, for both incentive and non-qualified stock options.

In the event that a NEO ceases to be employed by the Company other than because of retirement, disability or death or if retirement, disability or death occurs before the NEO has completed five consecutive years of employment with the Company, any outstanding stock options held by the NEO which have not vested as of the date of termination of employment will terminate and the NEO may exercise any options in which he or she is vested at the date of termination of employment for a period of three months following such date of termination of employment.

ESTIMATED CHANGE OF CONTROL OR TERMINATION PAYMENTS AND BENEFITS AT THE END OF FISCAL 2017
The following table reflects the payments and benefits payable to each of the NEOs in the event of a termination of the executive's employment under several different circumstances. The amounts shown assume that termination was effective as of August 26, 2017, at the executive's compensation and service levels as of that date, and are estimates of the amounts that would be payable to the NEOs in each scenario and do not include benefits paid by insurance providers under life and disability policies or payments and benefits provided on a non-discriminatory basis to employees upon a termination of employment. The actual amounts to be paid out can only be determined at the time of an executive's actual separation from the Company. Factors that could affect the nature and the amounts paid on termination of employment, among others, include the timing of event, compensation level, the market price of the Company's Common Stock and the executive's age.

Name	Severance(1)	Annual or Manage-ment Incentive Plan(2)	LTIP(3)	Restricted Stock-Unvested and Accelerated(4)	Stock Options-Unvested and Accelerated(5)	Total Benefits
Michael J. Happe
Retirement(6) or Voluntary Separation	$—	$902,152	$—	$—	$—	$902,152
Involuntary Termination for Cause	—	902,152	—	689,860	207,784	1,799,796
Change of Control:						—
Without Termination	—	902,152	1,324,236	689,860	207,784	3,124,032
Termination WIthout Cause/Good Reason	3,970,431	(7)	1,324,236	689,860	207,784	6,192,311
Death	—	902,152	—	689,860	207,784	1,799,796
Disability	—	902,152	—	689,860	207,784	1,799,796
Bryan L. Hughes
Retirement(6) or Voluntary Separation	—	134,497	—	—	—	134,497
Involuntary Termination for Cause	—	134,497	—	345,500	—	479,997
Change of Control:						—
Without Termination	—	134,497	132,421	345,500	—	612,418
Termination WIthout Cause/Good Reason	1,319,139	(7)	132,421	345,500	—	1,797,060
Death	—	134,497	—	345,500	—	479,997
Disability	—	134,497	—	345,500	—	479,997
Donald J. Clark
Retirement(6) or Voluntary Separation	—	2,700,915	—	—	—	2,700,915
Involuntary Termination for Cause	—	2,700,915	—	—	—	2,700,915
Change of Control:						—
Without Termination	—	2,700,915	—	—	—	2,700,915
Termination WIthout Cause/Good Reason	9,095,052	(7)	—	—	—	9,095,052
Death	—	2,700,915	—	—	—	2,700,915
Disability	—	2,700,915	—	—	—	2,700,915
S. Scott Degnan
Retirement(6) or Voluntary Separation	—	359,265	46,337	—	—	405,602
Involuntary Termination for Cause	—	359,265	46,337	582,755	34,632	1,022,989
Change of Control:						—
Without Termination	—	359,265	498,414	582,755	34,632	1,475,066
Termination WIthout Cause/Good Reason	2,111,562	(7)	498,414	582,755	34,632	3,227,363
Death	—	359,265	46,337	582,755	34,632	1,022,989
Disability	—	359,265	46,337	582,755	34,632	1,022,989
Brian D. Hazelton
Retirement(6) or Voluntary Separation	—	207,298	—	—	—	207,298
Involuntary Termination for Cause	—	207,298	—	380,050	46,620	633,968
Change of Control:						—
Without Termination	—	207,298	405,052	380,050	46,620	1,039,020
Termination WIthout Cause/Good Reason	2,367,642	(7)	405,052	380,050	46,620	3,199,364
Death	—	207,298	—	380,050	46,620	633,968
Disability	—	207,298	—	380,050	46,620	633,968

(1)
Severance upon a Change of Control equals an amount equal to three times the average of the aggregate annual compensation paid during our three fiscal years immediately preceding the Change of Control and excludes any payments required to cover IRC Section 280G obligations if applicable.

(2)	Represents the annual incentive eligibility pursuant to the 2017 Officers Incentive Compensation Plan (NEOs other than Mr. Clark) or 2017 Management Incentive Plan (Mr. Clark).

(3)
Represents the LTIP incentive achieved pursuant to the 2015-2017 Officers Long-Term Incentive Plan, except by a termination pursuant to a Change of Control, which includes the full amount payable under the 2015-2017 Officers Long-Term Incentive Plan and the entire amount estimated to be payable under the 2016-2018 and the 2017-2019 Officers Long-Term Incentive Plans.

(4)	Represents the intrinsic value of stock grants based on our closing stock price of $34.55 per share on August 25, 2017, the last trading day of Fiscal 2017.

(5)	Represents the intrinsic value of stock options based on our closing stock price of $34.55 per share on August 25, 2017, the last trading day of

Fiscal 2017.

(6)	Retirement under the 2004 and 2014 Plans is defined as attaining age 60 and five or more years of service with the Company.

(7)	Is included in the severance benefit.

ITEM 2

PROPOSAL FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE "SAY ON PAY" VOTE)

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires the Board to provide our shareholders with the opportunity to vote, on a non-binding, advisory basis, on the compensation of our NEOs as set forth in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the "Say on Pay" vote. At the 2011 Annual Meeting, the shareholders determined that the Say on Pay vote would be held annually.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our executive compensation programs are to attract and retain key executives critical to us; to align the interests of our Management with those of our shareholders; to integrate compensation with our business plans; and to reward for both business and individual performance, whereby a substantial portion of each executive officer's total compensation potential is a function of performance incentives. The Board believes the compensation of the NEOs outlined in the Proxy Statement is appropriate based upon the performance of the Company.

While the Board of Directors and especially the Human Resources Committee intend to carefully consider the results of the voting on this proposal when making future decisions regarding executive compensation, the vote is not binding on the Company or the Board and is advisory in nature.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING, ON A NON-BINDING, ADVISORY BASIS, FOR APPROVAL OF THE EXECUTIVE COMPENSATION AS OUTLINED IN THE PROXY STATEMENT FOR THE REASONS DISCUSSED ABOVE. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THIS ITEM, UNLESS A SHAREHOLDER INDICATES OTHERWISE IN VOTING THE PROXY.

ITEM 3

APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

On October 18, 2017, our Board of Directors adopted the Winnebago Industries, Inc. Employee Stock Purchase Plan (the “ESPP”), subject to approval by the shareholders. A copy of the ESPP is attached to this proxy statement as Appendix B.

If the ESPP is approved by shareholders at this Annual Meeting, the ESPP will commence as early as January 1, 2018. However, if the ESPP is not approved by our shareholders within 12 months of October 18, 2017, the ESPP will be terminated and all stock options granted under the ESPP will be likewise terminated, or the start of the first purchase period will be delayed.

Purpose of the ESPP

The purpose of the ESPP is twofold:

•
to provide a broad base of our rank and file employees with direct ownership of our common stock by providing each with a grant of a few shares of restricted stock that will vest and be freely transferrable after a period of continuous service with us for one or more years. Employee will have the right to vote the shares and receive dividends before and after vesting; and

•	to provide a convenient and cost-effective means to purchase our common stock at a 15% discount in the form of a short term option to be paid for through regular payroll withholding.
Through this direct stock ownership and the ability to purchase additional stock, we will be providing most of our workforce an additional, strong incentive to continue to work for us and share in the success of Winnebago through the growth of our common stock.  The ESPP will also enhance our ability to obtain and retain the services of employees. The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code.

Key Terms of the ESPP

The following is a brief summary of the key terms of the ESPP.

Stock Purchase Features		Description
Eligible Participants	*
Any employee of Winnebago or any participating subsidiary who is customarily employed for more than 20 hours per week, more than 5 months in a calendar year, and has completed 3 or more months of continuous employment service prior to the first day of the applicable phase is eligible to participate in the ESPP, including executive officers of Winnebago.

	*	Participation in the stock purchase portion is voluntary.
Enrollment in Option to Purchase Stock	*	Participants may elect to purchase shares of our common stock with payroll deductions that have accumulated during a specified period, called a “phase.”
	*	Each phase will generally last for six months. No phase may run concurrently, but a phase may commence immediately after the termination of a preceding phase.
*
A participant is granted an option as of the first day of the phase to purchase a number of shares of our common stock determined by dividing the participant’s accumulated payroll deductions by the purchase price applicable to that phase.

	*	A participant’s option for the purchase of shares will be exercised automatically on the last day of a phase and the number of full shares will be purchased as of that date.
Option Exercise Price and Payroll Deductions	*	Employees make contributions to the ESPP through payroll deductions in a dollar amount per pay period they elect out of their pay for the applicable phase of the ESPP.
*
The purchase price for shares is equal to the lesser of 85% of the fair market value of our common stock on the first date of a phase or 85% of the fair market value our common stock on the last date of a phase.

	*	After the first day of a phase, participants cannot increase or decrease the amount of payroll deductions, but may withdraw from participation during the phase, as described below.
Stock Purchase Limits	*
No participant may be granted an option to purchase shares of common stock under the ESPP with an aggregate fair market value in excess of $25,000 in any calendar year or with the number of shares exceeding 10,000 shares in any phase.

*
No participant may be granted an option under the ESPP if the participant, immediately after the grant of the option, would own stock (including stock subject to the option) possessing 5% or more of the total combined voting power or value of all classes of our issued and outstanding stock.

Withdrawal and Termination of Employment	*	A participant may withdraw from the current phase at any time prior to 30 calendar days before the purchase date, in which case all amounts withheld will be refunded, without interest.
	*	A participant may withdraw from the next phase at any time within the open enrollment period prior to the beginning of the next phase.
*
A participant whose employment terminates during the phase will immediately cease to participate in the ESPP and that participant’s payroll deductions during that phase will be refunded, without interest.

Restricted Stock Features		Description
Eligibility	*	Employees of Winnebago and any of its subsidiaries
	*	No executive officers and other employees who are otherwise eligible for stock incentives under the Company's 2014 Omnibus Stock Incentive Plan will be eligible for grants of restricted stock.
Restricted Stock Grants	*	The Human Resources Committee will designate the group or groups of employees who will receive awards of restricted stock.
Vesting of Restricted Stock	*	Each issuance of restricted stock will fully vested after 1 year or longer, such as 3 or 5 years, if the employee remains continuously employed with the Company for that period.
	*	Each issuance of restricted stock will fully vested after 1 year or longer, such as 3 or 5 years, if the employee remains continuously employed with the Company for that period.
Rights of Restricted Stockowners	*
The shares are restricted from sale or transfer by the employee until fully vested but the employee is the owner of the shares during the restriction period, entitled to vote as a shareholder and receive dividends.

Taxation of Restricted Stock	*	Restricted stock is generally taxed when the shares vest, at which time shares equal in value to the required taxes are withheld to pay the tax.
	*	Participants may make an election to be taxed on the value of the restricted stock at the time of grant, rather than later when the stock vests.

General Features of ESPP		Description
Effective Date of Plan and Term of Plan	*	The ESPP will commence on January 1, 2018 and will terminate on December 31, 2027, or on the date that all the shares reserved for issuance under the ESPP have been purchased, if earlier.
Administration	*	The Human Resources Committee administers the ESPP, but may delegate certain rights to executive officers in the granting of restricted stock.
Total Shares Authorized	*	Maximum of 250,000 shares are available for issuance under the ESPP.
	*	No more than 150,000 shares may be issued upon exercise of an option and no more than 100,000 shares maybe issued as stock awards.
Adjustment to Shares	*
The number of shares will be adjusted if the number of shares outstanding is increased or decreased as a result of certain corporate changes, such as a reorganization of our stock, a consolidation or split of our stock.

	*	The number and purchase price of shares under any purchase options shares will be adjusted for changes in the number of our shares due to corporate changes.
	*	The number of restricted shares will be adjusted for changes in the number of our shares due to corporate changes.
Effect of Mergers, Sales of Assets and Liquidation	*
A successor in a merger or similar transaction may assume the ESPP and substitute its stock, adjusting the number of shares and purchase price to preserve the value of the options and restricted stock prior to the transaction.

	*	If the successor or buyer of our assets will not continue the ESPP, then the options will be accelerated and exercised and restricted stock vested immediately prior to the change in control.
	*	If Winnebago dissolves or liquidates, then restricted stock will vest, the options will terminate and payroll deductions will be repaid to participants.
Amendment and Termination of the ESPP	*
The Board or the Human Resources Committee may amend the ESPP at any time, provided that no amendment may increase the number of authorized shares without shareholder approval or impair any outstanding option or restricted stock grant.

	*	The Board may terminate the ESPP at any time, but options outstanding at termination will not be affected, unless the Board has the right to accelerate the purchase date of a phase.

Income Tax Consequences

Stock Purchase Options Neither the grant nor the exercise of an option to purchase shares under the ESPP will have any tax consequences to the participants or to us. If a participant holds the shares acquired upon the exercise of his or her options for more than two years from the first day of the phase and one year from last day of the phase (the “holding period”), then amounts realized by the participant on a sale or other disposition of the shares will be ordinary income in the amount equal to the lesser of:

•	the fair market value of the shares at the date of disposition in excess of the price paid by the participant for the shares, or

•	the fair market value of the shares on the first day of the phase in excess of the price paid by the participant for the shares.
Any gain in excess of the amount described above is treated as long-term capital gain. If a participant holds shares purchased under the ESPP at the time of his or her death, the required holding periods will automatically be deemed to have been satisfied. We are not entitled to any deduction if the holding period requirements are satisfied.

If a participant sells or otherwise disposes of the shares purchased under the ESPP before the holding period requirements are satisfied, the participant will realize as ordinary income the excess of the fair market value of the shares on the last day of the phase over the price paid by the participant for the shares; the difference between the proceeds of sale and the fair market value of the shares on the last day of the phase will be treated as long-term or short-term capital gain or loss, as the case may be. We are entitled to a tax deduction only to the extent the participant realizes ordinary income as a result of the early disposition.

Restricted Stock Awards of restricted stock under the ESPP generally are not subject to federal income tax when awarded, unless the participant properly elects to accelerate the tax recognition. Restricted stock is generally subject to ordinary income tax at the time the restrictions lapse. We are entitled to a corresponding deduction at the time the participant recognizes taxable income on the restricted stock.

New Plan Benefits

Because the amount of future benefits under the ESPP will depend on which of our employees elect to participate, the amount of their contribution elections, and the fair market value of our common stock, it is not possible to determine the benefits that will be received by eligible participants if the ESPP is approved by our shareholders. The closing price of a share of our common stock as reported on The New York Stock Exchange on October 17, 2017 was $43.55.

Registration with Securities and Exchange Commission
If the ESPP is approved by our shareholders, we intend to file a registration statement with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1933, as amended, covering the 250,000 shares issuable under the ESPP.

Vote Required
The affirmative vote of the holders of a majority of the shares of the common stock present at the Annual Meeting in person or represented by proxy is necessary for the approval of Proposal 3: Approval of Winnebago Industries, Inc. Employee Stock Purchase Plan. If you sign and submit your proxy card without voting instructions, your shares will be voted in favor of Proposal 3.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee serves as the representative of the Company's Board of Directors for general oversight of the Company's financial accounting and reporting, systems of internal control and audit process, and monitoring compliance with laws, regulations, and standards of business conduct. A copy of the Audit Committee Charter, as last amended as of June 1, 2017, is available on the Corporate Governance portion of the Investor Relations section of our Web Site at http://www.winnebagoind.com and is available in print free of charge to any shareholder who requests it.
Management is responsible for the financial statements and the reporting process, including the system of internal controls. The Company retained Baker Tilly Virchow Krause, LLP ("Baker Tilly") to act as the Company's internal audit function. In this role, Baker Tilly assisted management with completing its assessment of the Company's internal controls over financial reporting by testing and reviewing the Company's internal control processes. Deloitte & Touche LLP ("Deloitte"), the Company's independent registered public accountant, is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and an assessment of the Company's internal controls over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board ("PCAOB").
The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements to be included in the Fiscal 2017 Form 10-K with Management and the independent accountants. The Audit Committee hereby reports as follows:

•
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 26, 2017 of Winnebago Industries, Inc. (the “Audited Financial Statements”) with Winnebago Industries, Inc.'s Management.

•	The Audit Committee has discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, "Communications with Audit Committees", as adopted by the PCAOB.

•
The Audit Committee has received the written disclosures from Deloitte required by applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

•
Based on the review and discussion referred to in the bullet points above, the Audit Committee recommended to the Board of Directors of Winnebago Industries, Inc., and the Board has approved, that the Audited Financial Statements be included in Winnebago Industries, Inc.'s Fiscal 2017 Form 10-K, for filing with the SEC.

The Audit Committee:
Mark T. Schroepfer, Chair
William C. Fisher
Richard D. Moss
Christopher J. Braun

The foregoing report of our Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by our Company with the SEC under the Securities Act or the Exchange Act, except to the extent that we incorporate the report by reference in any such document.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT'S FEES AND SERVICES

The following table presents fees for professional audit services rendered by Deloitte for the audit of our annual financial statements for fiscal years ended August 26, 2017 and August 27, 2016, and fees billed for other services rendered by Deloitte during those periods.

	Fiscal 2017	Fiscal 2016
Audit Fees (1)	$1,162,000	$682,000
Audit-Related Fees (2)	303,000	171,000
Tax Fees (3)	—	6,670
All Other Fees (4)	—	—
Total	$1,465,000	$859,670

(1)
Represents fees for professional services provided for the audit of our annual financial statements, the audit of our internal control over financial reporting and review of our interim financial information and review of other SEC filings.

(2)	Represents fees for professional services provided for the audit of our benefit plan and due diligence services.

(3)	Represents fees for professional services related to tax compliance and tax planning.

(4)	Represents fees for professional services provided to us not otherwise included in the categories above.

The Audit Committee considered whether the provision of tax, benefit plan audit and all other accounting consulting services by Deloitte are compatible with maintaining its independence and concluded that the independence of Deloitte is not compromised by the provision of such services.

Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Nonaudit Services -

The Audit Committee Charter requires the Audit Committee to pre-approve the audit and non-audit fees and services that may be provided by, Deloitte, our independent registered public accountant, to us. The Audit Committee shall consult with Management but shall not delegate these responsibilities, except that pre-approvals of nonaudit services may be delegated to a single member of the Audit Committee, who shall then inform the entire Audit Committee of the engagement of such services. The Audit Committee pre-approved under that policy all of the audit and non-audit fees and services provided by Deloitte for Fiscal 2017 and Fiscal 2016.

ITEM 4
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING AUGUST 25, 2018.
Deloitte & Touche LLP was appointed by the Audit Committee as our independent registered public accountant for the fiscal year ending August 25, 2018. We are asking our shareholders to ratify the appointment of Deloitte, who has served as our independent registered public accountant for over 25 years. Representatives of the firm will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and will be available to respond to any shareholder questions that may be asked. For a description of the fees for services rendered by Deloitte in Fiscal 2018 and Fiscal 2017, and a description of our policy regarding the approval of independent registered public accountant provision of audit and non-audit services, see “Independent Registered Public Accountants Fees and Services” above.
Although ratification by the shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the shareholders. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider this factor when making any determination regarding Deloitte. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company's best interests and those of its shareholders.
Passage of the proposal requires the affirmative vote of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the Meeting at which a quorum is present.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR OUR FISCAL YEAR ENDING AUGUST 25, 2018.

OTHER MATTERS
The Board of Directors does not know of any matter, other than the election of directors, the advisory approval of executive compensation, the ratification of employee stock purchase plan and the appointment of independent registered public accountants, which may be presented at the Meeting. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their best judgment.

FISCAL YEAR 2018 SHAREHOLDER PROPOSALS
If a shareholder intends to present a proposal at our Annual Meeting following Fiscal 2018, scheduled for December 11, 2018 and desires that the proposal be included in our 2018 proxy statement and form of proxy for that meeting, the proposal must be in compliance with Rule 14a-8 under the Exchange Act and received at our principal executive offices no later than June 26, 2018.
Our By-Laws and the Directors Nomination Policy require that in order to nominate persons to our Board of Directors, a shareholder must provide advance written notice in the form set forth therein to the Secretary, which notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days before the anniversary of the preceding year's annual meeting, except in the case of candidates recommended by shareholders of more than 5% of the Company's Common Stock who may also submit nominations in accordance with the procedures in the Director Nomination Policy (included as an Appendix to this Proxy statement) and except in compliance with in our By-Laws.
The By-Laws also require that in order to present a proposal for action by shareholders at an annual meeting, a shareholder must provide advance written notice to the Secretary, which notice must contain detailed information specified in our By-Laws. This notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days before the anniversary of the preceding year's annual meeting. As to any proposal that a shareholder intends to present to shareholders without inclusion in our proxy statement for our annual meeting following Fiscal 2018, the proxies named in Management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act. The specific procedures to be used by shareholders, including those to be used by shareholders of more than 5% of the Common Stock, to recommend nominees for director are set forth in the Director Nomination Policy, a copy of which is attached hereto as Appendix A and the By-Laws. A copy of our By-Laws may be obtained by written request to: Winnebago Industries, Inc., Attn: Vice President, General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 50436.

GENERAL
The cost of this proxy solicitation will be borne by us. Solicitation will be made primarily through the Internet and the use of the mail, but our officers, directors or regular employees may solicit proxies personally or by telephone or telegraph without additional remuneration for such activity. In addition, we will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxies and proxy material to the beneficial owners of such shares.
A copy of our Annual Report for the fiscal year ended August 26, 2017, which includes audited financial statements, is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials. The financial statements contained therein are not deemed material to the exercise of prudent judgment in regard to any matter to be acted upon at the Annual Meeting and, therefore, such financial statements are not incorporated in this Proxy Statement by reference.
A COPY OF THIS PROXY STATEMENT AND OUR MOST RECENT ANNUAL REPORT TO THE SEC ON FORM 10-K (WITHOUT EXHIBITS) WILL BE FURNISHED, WITHOUT CHARGE, TO OUR SHAREHOLDERS UPON WRITTEN REQUEST PURSUANT TO THE INSTRUCTIONS SET FORTH IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.
FOR INFORMATION ABOUT US, INCLUDING OUR ANNUAL, QUARTERLY AND CURRENT REPORTS ON SEC FORMS 10-K, 10-Q AND 8-K, RESPECTIVELY, PLEASE VISIT OUR HOME PAGE ON THE INTERNET - http://www.winnebagoind.com. INFORMATION CONTAINED ON OUR WEB SITE IS NOT INCORPORATED INTO THIS PROXY STATEMENT OR OTHER SECURITIES FILINGS.
As of the date of this Proxy Statement, Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their best judgment.

By Order of the Board of Directors

October 24, 2017	/s/ Scott C. Folkers
Scott C. Folkers
Secretary

Appendix A
WINNEBAGO INDUSTRIES, INC.
NOMINATION OF DIRECTORS
The Nominating and Governance Committee (the “Committee”) has adopted the following policy (the “Director Nomination Policy”) to assist it in fulfilling its duties and responsibilities as provided in its charter (the “Charter”). This Director Nomination Policy may be amended and/or restated from time to time by the Committee in accordance with the Charter and as provided herein.

1.
RECOMMENDED CANDIDATES. The Committee shall consider any and all candidates recommended as nominees for directors to the Committee by any directors, officers, shareholders of the Company, third-party search firms and other sources. Under the terms of our By-Laws, the Committee will consider director nominations from shareholders of record who provide timely written notice along with prescribed information to the Secretary of the Company. To be timely, the notice must be received by the Secretary at our principal executive offices not later than 90 or earlier than 120 days prior to the anniversary of the previous year’s annual meeting, except in the case of candidates recommended by shareholders of more than 5 percent of the Company’s Common Stock who may also submit nominations in accordance with the procedures in Section 2 under “5% SHAREHOLDER RECOMMENDATIONS” and except as otherwise provided in our By-Laws. The shareholder’s notice must set forth (1) all information relating to such director nominee that is required to be disclosed under the federal securities laws in solicitation of proxies for election of directors in an election contest, including the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) the name and address of the shareholder and any beneficial owner giving the notice as they appear on our books together with the number of shares of the Company’s Common Stock which are owned beneficially and of record by the shareholder and any beneficial owner; and (3) a signed statement by the nominee agreeing that, if elected, such nominee will (a) represent all of our shareholders in accordance with applicable laws and By-Laws and (b) comply with our Code of Ethics.

2.
5% SHAREHOLDER RECOMMENDATIONS. For purposes of facilitating disclosure required in the Proxy Statement, the Committee and the Corporate Secretary shall identify any candidates recommended by shareholders owning more than 5 percent of the Company’s Common Stock, and identify the shareholder making such recommendation, as provided in and to the extent required by the federal securities laws. In addition to the procedures for shareholders to recommend nominees described in Section 1 above, shareholders or a group of shareholders who have owned more than 5 percent of the Company’s Common Stock for at least one year as of the date the recommendation was made, may recommend nominees for director to the Committee provided that (1) written notice from the shareholder(s) must be received by the Secretary of the Company at our principal executive offices not later than 120 days prior to the anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting, except as otherwise provided in our By-Laws; (2) such notice must contain the name and address of the shareholder(s) and any beneficial owner(s) giving the notice as they appear on our books, together with evidence regarding the number of shares of the Company’s Common Stock together with the holding period and the written consent of the recommended candidate and the shareholder(s) to being identified in our proxy statement; (3) such notice must contain all information relating to such director nominee that is required to be disclosed under federal securities laws in solicitation of proxies for election of directors in an election contest; and (4) such notice must contain a signed statement by the nominee agreeing that, if elected, such nominee will (a) represent all our shareholders in accordance with applicable laws and our By-Laws and (b) comply with our Code of Ethics.

3.
DESIRED QUALIFICATIONS, QUALITIES AND SKILLS. The Committee shall endeavor to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who possess the qualifications, qualities and skills to effectively represent the best interests of all shareholders. Candidates will be selected for their ability to exercise good judgment and to provide practical insights and diverse perspectives.

The Committee considers the following qualifications at a minimum to be required of any Board members in recommending to the Board of Directors potential new Board members or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	ability to develop a good working relationship with other Board members and contribute to the Board's working relationship with our senior management; and

•	independence; a majority of the Board shall consist of independent directors, as defined in this Director Nomination Policy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Committee may also consider such other factors as it may deem are in our best interests and those of our shareholders. The Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

4.
INDEPENDENCE. The Committee believes and it is our policy that a majority of the members of the Board meet the definition of “independent director” set forth in this Director Nomination Policy. The Committee shall annually assess each nominee for director by reviewing any potential conflicts of interest and outside affiliations, based on the criteria for independence set out below.

An independent director is one who:

(1)	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;

(2)	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

(3)	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

(4)
has not received and no member of his or her immediate family has received more than $120,000 per year in direct compensation from the Company in any capacity other than as a director during the past three years;

(5)
(A) is not a current partner or employee of a firm that is the Company's internal or external auditor; (B) does not have an immediate family member who is a current partner of a firm that is the Company's internal or external auditor; (C) does not have an immediate family member who is a current employee of the Company's internal or external auditor and who personally works on the Company's audit; and (D) within the last three years was not and no member of his or her immediate family was a partner or employee of the Company's internal or external auditor and personally worked on the Company's audit within that time.

(6)
is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

(7)
is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million or 2 percent of such other company's consolidated revenues during any of the past three years;

(8)	is free of any relationships with the Company that may impair, or appear to impair, his or her ability to make independent judgments; and

(9)
is not and no member of his or her immediate family is employed by or serves as a director, officer or trustee of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or 2 percent of such charitable organization's total annual receipts.

This policy may be modified temporarily if, due to unforeseen circumstances, strict adherence would be detrimental to the Board’s performance.

For purposes of determining a “material relationship,” the Committee shall utilize the following standards:

(1)
Any payments by the Company to a director's primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

(2)	The aggregate amount of such payments must not exceed 2 percent of the Company's consolidated gross revenues.

For purposes of these independence standards, (i) immediate family members of a director include the director's spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers and sisters-in-law and anyone (other than domestic employees) who shares the director's home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5 percent equity interest.

5.
NOMINEE EVALUATION PROCESS. The Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholders of the Company in accordance with the procedures described under “RECOMMENDED CANDIDATES” in Section 1 and under “5% SHAREHOLDER RECOMMENDATIONS” in Section 2. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees and, if fees are paid to such persons in any year, such fees shall be disclosed in the next annual Proxy Statement relating to such year. The Committee may use any process it deems appropriate for the purpose of evaluating candidates which is consistent with the policies set forth in the Charter, Corporate Governance Policy and this Director Nomination Policy, which process may include, without limitation, personal interviews, background checks, written submissions by the candidates and third-party references. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors shall be evaluated using a substantially similar process and under no circumstances shall the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

6.
CATEGORIZE RECOMMENDATIONS. For purposes of facilitating disclosure required in the Proxy Statement, the Committee and the Corporate Secretary shall identify and organize the recommendations for nominees received by the Committee (other than nominees who are executive officers or who are directors standing for re-election) in accordance with one or more of the following categories of persons or entities that recommended that nominee:

(1)a shareholder, a 5% shareholder, independent director, chief executive officer, or other executive officer of the Company;
(2)a third-party search firm used by or on behalf of the Company; and
(3)any other specified source.

7.
MATERIAL CHANGES TO NOMINATION PROCEDURES. For purposes of facilitating disclosure required in Form 10-K and Form 10-Q, the Committee and the Corporate Secretary shall identify any material changes to the procedures for shareholder nominations of directors for the reporting period in which such material changes occur.

8.	POSTING OF POLICY. This Director Nomination Policy shall be posted to the Company's Web Site in accordance with the Company's Corporate Governance Policy.

9.	AMENDMENTS TO THIS POLICY. Any amendments to this Director Nomination Policy must be approved by the Committee and ratified by the Board.

September 11, 2008

Appendix B

WINNEBAGO INDUSTRIES, INC.
EMPLOYEE STOCK PURCHASE PLAN

1.Purpose. The purpose of this Winnebago Industries, Inc. Employee Stock Purchase Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions and to receive discretionary awards of restricted stock as incentive compensation. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed in a uniform and nondiscriminatory manner consistent with the requirements of Sections 423 and related sections and Section 83 of the Code.

2.Definitions.

(a)"Board" shall mean the Company's Board of Directors.

(b)“Change in Control” of the Company shall mean the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”); provided that a Change in Control shall exclude a Business Combination pursuant to which: (i) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the then outstanding securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Common Stock of the Company, (ii) no “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination.

(c)"Code" shall mean the Internal Revenue Code of 1986, as amended.

(d)“Committee” shall mean the Human Resources Committee of the Board, or its successor, or another committee of the Board as designated by the Board, and if no such committee exists or is designated by the Board, the Board shall act as the Committee as described in the Plan.

(e)"Common Stock" shall mean the Common Stock, $.01 par value, of the Company.

(f)"Company" shall mean Winnebago Industries, Inc., an Iowa corporation, and any Designated Subsidiary of the Company.

(g)"Compensation" shall mean all gross cash compensation received by an Employee from the Company or a Designated Subsidiary and includable in the Employee's gross income for federal income tax purposes, other than any taxable reimbursements plus any pre-tax contributions made by the Employee under Section 401(k) and 125 of the Code. By way of illustration, but not limitation, "Compensation" shall include regular compensation such as salary, wages, overtime, shift differentials, bonuses, commissions, and incentive compensation, but shall exclude relocation reimbursements, expense reimbursements, tuition or other reimbursements, and income realized as a result of participation in any stock Option, stock purchase, or similar plan of the Company or any Designated Subsidiary.

(h)"Designated Subsidiary" shall mean Grand Design RV, LLC, Winnebago of Indiana, LLC and any other Subsidiary of the Company designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan.

(i)"Employee" shall mean any individual who is an employee of the Company for tax purposes and excludes persons paid under a contract and not through Company payroll. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company, except that where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed by either statute or contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(j)“Exercise” shall mean the purchase of shares of Common Stock pursuant to an Option granted under Section 7 in accordance with the terms of Plan.

(k)"Fair Market Value" of Common Stock shall mean, as of any date, the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the New York Stock Exchange (NYSE) for the last market trading day before the date of such determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable.

(l)“Grant Date” shall mean the date on which a Stock Award under Section 13 is made.

(m)“Lapse” shall mean the termination or discontinuance of any restrictions on the right of a Participant to transfer shares issued under the terms of a Stock Award under Section 13.

(n)"Offering Commencement Date" shall mean the first day of each Offering Period.

(o)"Offering Period" shall mean a period of approximately six months during which funds may be accumulated for the Exercise of Option, commencing and ending as follows: Commencing on the first Trading Day on or after January 1, and terminating on the last Trading Day in the period ending June 30; and commencing on the first Trading Day on or after July 1, and ending on the last Trading Day in the period ending the following December 31. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.10

(p)“Option” shall mean the right of a Participant who enrolls in the Plan to purchase Common Stock in accordance with the terms of Section 6 of the Plan.

(q)"Parent" shall mean a corporation, domestic or foreign, that owns not less than 50% of the voting shares of the Company or of another Parent, whether or not such corporation now exists or is hereafter organized or acquires the Company or a Parent.

(r)"Participant" shall mean an eligible Employee who has elected to participate in the Plan and/or who has been awarded a Stock Award under the Plan.

(s)"Plan" shall mean this Winnebago Industries, Inc. Employee Stock Purchase Plan.

(t)"Purchase Date" shall mean the last day of each Offering Period.

(u)"Purchase Price" shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Offering Commencement Date or on the Purchase Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Committee pursuant to Section 20 of this Plan.

(v)"Reserves" shall mean the number of shares of Common Stock covered by each Option under the Plan that have not yet been Exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan, but not yet placed under Option.

(w)“Restriction Period” shall mean a period of time set forth in the Stock Award Agreement beginning as of the Grant Date and ending as of the date upon which the Common Stock subject to such Stock Award is no longer restricted or subject to forfeiture provisions.

(x)“Stock Award” shall mean an award in the form of shares of Common Stock that are subject to restrictions and forfeiture set forth in Section 13 of the Plan.

(y)“Stock Award Agreement” shall mean an agreement, in writing or electronic notation, in individual form or as a subplan applicable to more than one Participant, setting for the terms and conditions of a Stock Award under Section 13 of the Plan.

(z)"Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or another Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(aa)"Trading Day" shall mean a day on which the New York Stock Exchange is open for trading.

3.Eligibility.

(a)With respect to the purchase of shares under this Plan, any Employee employed by the Company on a given Offering Commencement Date shall be eligible to participate in the Plan, except:

(1)Any Employee employed by the Company for less than three (3) months before the applicable Offering Commencement Date;

(2)Any Employee whose customary employment is less than 20 hours per week;

(3)Any Employee whose customary employment is not more than five (5) months in any calendar year;

(4)To the extent that, immediately after the grant, such Employee (including by attribution under Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding Options to purchase stock of the Company constituting in the aggregate five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company;

(5)To the extent that such Employee’s Option rights to purchase stock under this Plan and any other employee stock purchase plans of the Company and its subsidiaries exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such Option is granted) in the aggregate for each calendar year in which such Option right is outstanding at any time; and

(6)To the extent that such Employee’s Option rights to purchase stock under this Plan is in excess of 10,000 shares in any one Offering Period.

(b)With respect to Stock Awards under Section 13, any Employee of the Company and its Designated Subsidiaries, excluding any Employee who is an officer of the Company or a key employee, or who otherwise, by compensation or title, is eligible for or receives any stock incentive under the Company’s 2014 Omnibus Equity, Performance Award, and Incentive Compensation Plan, or any successor thereto, shall be eligible to be designated as a Participant.

4.Offering Periods.

The Plan shall be implemented by consecutive Offering Periods of six (6) months' duration, with a new Offering Period commencing on the first Trading Day on or after January 1 and July 1 each year, or on such other date as the Committee shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof; provided, however, that the first Offering Period shall not commence until the Plan has been approved by the Company's shareholders and may commence on a trading day after the first Trading Day on or after January 1 or July 1, and that the first Offering Period may be of less than six (6) months' duration. The Committee shall have the power to change the duration and timing of Offering Periods with respect to future offerings without shareholder approval.

5.Participation

(a)An eligible Employee may become a Participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form and process (which may be electronic) determined by the Company before the applicable Offering Commencement Date, unless a later time for submission is set by the Committee for all eligible Employees with respect to a given Offering Period.

(b)Payroll deductions for a Participant shall commence on the first payroll date occurring on or after the applicable Offering Commencement Date and shall end on the last payroll date occurring on or before the Purchase Date of the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.

6.Payroll Deductions.

(a)At the time a Participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount equal to a fixed dollar amount, but not exceeding fifteen percent (15%), of the Compensation that he or she receives on each pay day during the Offering Period, subject to the limitations under Section 3(b).

(b)All payroll deductions made for a Participant shall be credited to his or her account under the Plan. A Participant may not make any additional payments into such account. A Participant's account shall be only a bookkeeping account maintained by the Company, and neither the Company nor any Subsidiary shall be obligated to segregate or hold in trust or escrow any funds in a Participant's account. Except for amounts not expended because of the Plan rule that fractional shares shall not be purchased, no amount of accumulated payroll deductions shall be carried over with respect to any Participant from the end of one Offering Period to the beginning of another.

(c)A Participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, but no other change can be made and, specifically, a Participant may not alter the rate of his or her payroll deductions during an Offering Period. A Participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated or modified as provided in Section 10 hereof.

(d)Notwithstanding the foregoing, to the extent necessary to comply with the limitations of Section 423(b)(8) of the Code and Section 3 hereof, a Participant's payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. In such event, payroll deductions shall recommence at the rate provided in such Participant's subscription agreement at the beginning of the first Offering Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10 hereof.

(e)At the time the Option is Exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for federal, state, or other tax withholding obligations, if any, arising upon the Exercise of the Option or the disposition of the Common Stock. The Company may, but shall not be obligated to, withhold from the Participant's other Compensation the amount necessary for the Company to meet applicable withholding obligations related to the Participant's tax obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

7.Grant of Option. Effective on the Offering Commencement Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an Option to purchase on the Purchase Date of such Offering Period, at the applicable Purchase Price, a number of full shares of the Company's Common Stock determined by dividing such Employee's total payroll deductions actually made before such Purchase Date and retained in the Participant's account as of the Purchase Date by the applicable Purchase Price without adjustment for changes in the Compensation of the Participant.

8.Exercise of Option. Unless a Participant withdraws from the Plan as provided in Section 10 hereof, or except to the extent that the limitation of Section 423(b)(8) of the Code would otherwise be violated, his or her Option for the purchase of shares shall be exercised automatically on the Purchase Date, and the maximum number of full shares subject to the Option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in the Participants account. No fractional shares shall be purchased; any payroll deductions accumulated in a Participant's account that are insufficient to purchase a full share shall be retained in the Participant's account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10 hereof. Any other funds left over in a Participant's account after the Purchase Date shall be returned to the Participant. During a Participant's lifetime, a Participant's Option to purchase shares hereunder is exercisable only by him or her.

9.Delivery. As promptly as practicable after each Purchase Date on which a purchase of shares occurs, the Company shall make a book entry for or arrange for the delivery of a stock certificate to each Participant or his or her broker, or to a broker designated by the Committee, evidencing the shares purchased upon Exercise of the Option. Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship, or as community property.

10.Withdrawal.

(a)A Participant may withdraw all, but not less than all, the payroll deductions credited to his or her account and not yet used to Exercise his or her Option under the Plan at any time on or before thirty (30) calendar days before the Purchase Date by giving written notice to the designated human resources representative of the Company in the form provided by the Company. All of the Participant's payroll deductions credited to his or her account shall be paid to such Participant promptly after receipt of notice of withdrawal, such Participant's Option for the Offering Period shall automatically be terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period or any Offering Period thereafter unless the Participant delivers to the Company a new subscription agreement.

(b)A Participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any succeeding Offering Period commencing after the termination of the Offering Period from which the Participant withdraws.

(c)In the event the Participant’s participation is suspended under the Company’s 401(k) Plan as a result of receiving a hardship withdrawal, the Participant shall be immediately and automatically suspended from the Plan and all payroll deductions shall be discontinued and returned to the Participant, without interest. The Participant shall again participate in the Plan as provided in Section 5(a) above.

11.Termination of Employment. Upon a Participant's ceasing to be an Employee for any reason at any time on or before an Purchase Date of an Offering Period, including but not limited to the sale of a Designated Subsidiary, he or she shall be deemed to have elected to withdraw from the Plan, and the payroll deductions credited to such Participant's account during such Offering Period shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 16 hereof, and such Participant's Option shall be automatically terminated.

12.No Interest. No interest shall accrue or be payable on the payroll deductions credited to a Participant’s account in the Plan.

13.Restricted Stock.

(a)The Committee shall grant a Stock Award to one or more classes of Participants eligible under Section 3(b) as the Committee shall, in its sole discretion, determine. The Stock Awards need not be uniform among each class of Participants, and a Stock Award to any class of Participants shall not guarantee any such award in the future to such Participants. Shares awarded pursuant to Stock Awards shall be subject to such restrictions and such other terms and conditions as determined by the Committee for the Restriction Period as determined by the Committee in its sole discretion; provided that any Stock Award shall have a minimum Restriction Period of one year from the Grant Date, provided further that (i) the Committee may provide for earlier Lapse of the Restriction Period, including upon a termination of employment by reason of death or disability, and (ii) such one-year minimum Restriction Period shall not apply to a Stock Award that is granted in lieu of salary or bonus. Subject to such terms as the Committee may impose and this Section 13, the Committee may delegate to the Chief Executive Officer or any other officer the authority and discretion to make Stock Awards under this Section 13, including the terms and conditions applicable to such Stock Awards,

(b)Except as provided in the Stock Award Agreement or a separate agreement with the Participant covering the Stock Award, or unless the Committee determines that some or all of the Participant’s Stock Award shall vest as of the date of such event, the Participant shall forfeit any and all Stock Awards if the Participant’s Service with the Company and/or a Designated Subsidiary ends for any reason before the Lapse of the Restriction Period. Notwithstanding anything herein to the contrary, all Stock Awards shall vest immediately prior to a Change in Control of the Company.

(c)Unless the applicable Stock Award Agreement provides otherwise, a Participant shall be entitled to vote and to receive any cash dividends paid with respect to the Shares under a Stock Award during the Restriction Period to the same extent as the Participant would have been entitled if the Shares were not restricted.

(d)The Company or its designated third party administrator shall have the right to deduct applicable taxes from any Stock Award upon a Lapse of the Restriction Period and withhold, at the time of the Lapse, an appropriate amount of cash or number of Shares or a combination thereof for payment of taxes or other amounts required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made. The Committee may also permit the Participant to pay or authorize withholding for taxes out of other income upon the Lapse of the Restriction Period.

14.Stock.

(a)The shares of Common Stock to be sold to Participants under the Plan may, at the election of the Company, be either authorized but unissued shares or shares purchased by the Company on the open market.

(b)Subject to adjustment upon changes in capitalization of the Company as provided in Section 20 hereof, the maximum number of shares of the Company's Common Stock available for sale under the Plan shall be 250,000 shares. No more than 150,000 shares may be issued upon Exercise of an Option and no more than 100,000 shares may be issued as Stock Awards. Shares reserved for Options that are not Exercised shall again be available for Options and Stock Awards that are forfeited shall again be available for Stock Awards under the Plan. If on a given Purchase Date the number of shares with respect to which Options are to be Exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(c)The Participant shall have no interest or voting rights in shares covered by his or her Option or in any dividends declared by the Company in respect of its outstanding Common Stock until such Option has been Exercised.

(d)Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant or in the name of the Participant and his or her spouse, as designated by the Participant.

15.Administration. The Plan shall be administered by the Committee, which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision, and determination made by the Committee shall, to the fullest extent permitted by law, be final and binding upon all parties. The Committee may delegate ministerial duties to such of the Company’s employees and outside entities as it may determine.

16.Designation of Beneficiary.

(a)A Participant may file a designation, including by electronic means, as determined by the Company, of a beneficiary who is to receive: (i) any shares and cash, if any, from the Participant's account under the Plan in the event of such Participant's death subsequent to a Purchase Date on which the Option is Exercised, but before delivery to such Participant of such shares and cash, or (ii) any cash from the Participant's account under the Plan in the event of such Participant's death before Exercise of the Option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. Such designation of beneficiary may be changed by the Participant at any time by written notice, including electronic as determined by the Company, subject to the requirements in the preceding sentence. No beneficiary shall, prior to the death of the Participant by whom the Participant has been designated, acquire any interest in any shares of Common Stock or in any Option or cash credited to the Participant’s account.

(b)In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant or, if to the best of the Company's knowledge no such executor or administrator has been appointed, the Company, in its discretion, may deliver such shares and/or cash first to the spouse, if any, and then to any one or more dependents or relatives of the Participant, or if no spouse, dependent, or relative is known to the Company, then to such other person as the Company may designate. The Company may require reasonable proof of the identity and existence at the Participant’s death of the beneficiary validly designated under this Section. The Company shall not be responsible for or be required to give effect to the disposition of any cash or shares of Common Stock in accordance with any will or other testamentary disposition made by such Participant or in accordance with the provision of any law concerning intestacy, or otherwise.

17.Transferability. Neither payroll deductions credited to a Participant's account nor any rights with regard to the Exercise of an Option or to receive shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 16 hereof) by the Participant. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

18.Use of Funds. All payroll deductions received or held by the Company under the Plan shall be general corporate funds and as such may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or pay interest thereon.

19.Reports. Individual notional accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased, and the remaining cash balance, if any.

20.Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger, or Asset Sale.

(a)Subject to any required action by the shareholders of the Company, the Reserves, the maximum number of shares each Participant may purchase per Offering Period, as well as the Purchase Price per share, the number of shares of Common Stock covered by each Option under the Plan which has not yet been Exercised and any Stock Awards pursuant to Section 13 shall be adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, consolidation, separation, reorganization or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, in a manner that causes each Option to continue to qualify as an option issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 and 424 of the Code and preserve the economic value of each Stock Award. The determination of the Committee shall be final and binding on all parties.

(b)In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the "New Purchase Date"), and shall terminate immediately before the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee. The New Purchase Date shall be before the date of the Company's proposed dissolution or liquidation. The Committee shall notify each Participant in writing, at least thirty (30) business days before the New Purchase Date, that the Purchase Date for the Participant's Option has been changed to the New Purchase Date and that the Participant's Option shall be Exercised automatically on the New Purchase Date, unless before such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, or similar corporate transaction, each outstanding Option and Stock Award shall be assumed, or an Option or Stock Award substituted, by the successor corporation or a Parent or Subsidiary of the successor corporation; provided that the terms of the Option remain substantially the same, the number of shares and the Purchase Price is proportionally adjusted such that the aggregate spread between the Purchase Price and Fair Market Value immediately after the transaction is not greater or less than the aggregate spread between the Purchase Price and Fair Market Value immediately prior to the transaction and the number of shares adjusted to preserve the economic value of each Stock Award. In the event that the successor corporation elects not to assume the Option or substitute equivalent Options, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the "New Purchase Date"). The New Purchase Date shall be before the date of the Company's proposed sale or merger. The Committee shall notify each Participant in writing, at least thirty (30) business days before the New Purchase Date, that the Purchase Date for the Participant's Option has been changed to the New Purchase Date and that the Participant's Option shall be Exercised automatically on the New Purchase Date, unless before such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(d)Except as hereinbefore expressly provided in this Section 20: (i) no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such Stock certificate is actually issued, (ii) no Participant shall have any right by reason of any subdivision or consolidation of shares of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another corporation, and (iii) any issue by the Company of shares of any class, or securities convertible into shares of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to the Option.

21.Amendment and Termination.

(a)The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 20 hereof, no such termination can affect Options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Purchase Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 20 and this Section 21 hereof, no amendment may make any change in any Option theretofore granted that adversely affects the rights of any Participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation, or NYSE rule), the Company shall obtain shareholder approval in such manner and to such degree as required.

(b)Without shareholder consent and without regard to whether any Participant's rights may be considered to have been "adversely affected," the Committee shall be entitled to: change the Offering Periods, the maximum amount of permitted payroll deductions; establish the exchange ratio applicable to amounts withheld in a currency other than U. S. dollars; permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections; establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant's Compensation; and establish such other limitations and procedures as the Committee determines in its sole discretion are advisable.

(c)In the event that the Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Committee may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequences including, but not limited to:

(1)altering the Purchase Price for any Offering Period, including an Offering Period underway at the time of the change in Purchase Price; or

(2)shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Committee action.

Such modifications or amendments shall not require shareholder approval or the consent of any Plan Participants.

22.Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

23.Conditions Upon Issuance of Shares.

(a)Shares shall not be issued with respect to an Option unless the Exercise of such Option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of the NYSE, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)As a condition to the Exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such Exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

24.Term of Plan. The Plan shall become effective at the first Offering Commencement Date following its approval by the shareholders in accordance with Treasury Regulations Section 1.423-2(c) within 12 months after its adoption by the Board. Once effective, the Plan shall continue in effect for a term of ten (10) years unless sooner terminated by the Board pursuant to Section 21 hereof.

25.Additional Restrictions of Rule 16b-3. The terms and conditions of Options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. In the cases of any such persons, this Plan and Options issued to such persons shall be deemed to contain, and the shares issued upon Exercise of such Options shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions on behalf of such persons.

26.No Rights to Employment. The Plan shall not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares of Common Stock under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time.

27.Governing Law. The law of the State of Iowa will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

Plan Approved by Board of Directors: October 18, 2017

Plan Approved by Stockholders:     _______________________, 2017

WINNEBAGO INDUSTRIES, iNC. ATTN: KAREN POST ATTN: CORY NELSON
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P.O. BOX 152 605 WEST CRYSTAL LAKE ROAD FOREST CITY, IA 50436
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VOTE BY PHONE - 1-800-690-6903
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E33735-P98584 KEEP THIS PORTION FOR YOUR RECORDS.

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WINNEBAGO INDUSTRIES, INC. The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐
Nominees:
01) Richard D. Moss
02) John M. Murabito
03) Michael J. Happe
04) William C. Fisher

The Board of Directors recommends you vote FOR items 2, 3 and 4.						For	Against	Abstain
2.	Advisory approval of executive compensation, (the "say on pay" vote).					☐	☐	☐
3.	Approval of the employee stock purchase plan.					☐	☐	☐
4.	Ratification of the appointment of Deloitte & Touche LLP as Winnebago Industries, Inc. Independent Registered Public Accountant for our fiscal year 2018.					☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owner should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature [Joint Owners]	Date

WINNEBAGO IND™
NORTH
K-WAY
EXIT #203
FOREST CITY
16 MILES
HIGHWAY #9
MINNEAPOLIS, MN
(2 hours/ 70 MPH)
SECOR AVE.
HIGHWAY #69
DOLLAR GENERAL
GOLDY'S
DOWNTOWN
FOREST CITY
EAST J STREET
CASEY'S GENERAL STORE
CASEY'S GENERAL STORE
SCHNEBLEY'S
INTERSTATE I-35
4TH STREET
HIGHWAY #69
GATE #3
WIT & VISITOR INFORMATION CENTER
GATE #2
LODGE KNIGHTS INN
DES MOINES, IA
(2 hours / 70 MPH)
WINNEBAGO INDUSTRIES
ACTIVITY COMPLEX & RALLY GROUNDS
B14 (CRYSTAL LAKE ROAD) GATE #1
Winnebago Industries
South Office Complex
SID'S
SUPER 8 MOTEL
B-14
AIRPORT

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, December 12, 2017
4:00 p.m. Central Standard Time
Winnebago Industries' South Office Complex Theater,
605 W. Crystal Lake Road, Forest City, Iowa

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com

E33736-P98584

WINNEBAGO INDUSTRIES, INC. Annual Meeting of Shareholders December 12, 2017 4:00 PM This proxy is solicited by the Board of Directors

The undersigned hereby appoints Scott C. Folkers and Michael J. Happe, or either of them, the undersigned's attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of Winnebago Industries, Inc. which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Shareholders of said corporation to be held at Winnebago Industries' South Office Complex Theater, 605 W. Crystal Lake Road, Forest City, Iowa on the 12th day of December, 2017. at 4:00 p.m., Central Standard Time, and at any and all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: __________________________________________________________ ____________________________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on the reverse side